Exhibit 10.3

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
BY AND AMONG
CONSONUS ACQUISITION CORP.
STRATEGIC TECHNOLOGIES, INC.,
CAC MERGER SUB, INC.,
STI MERGER SUB, INC.,
AND
CONSONUS TECHNOLOGIES, INC.
October 18, 2006

ARTICLE II REPRESENTATIONS AND WARRANTIES OF CONSONUS		13

2.1	Organization and Good Standing	13

2.2	Authorization of Agreement	14

2.3	Conflicts; Consents of Third Parties	15

2.4	Capitalization.	15

2.5	Consonus Subsidiaries and Affiliated Entities	16

2.6	Corporate Records	17

2.7	Financial Statements	17

2.8	No Undisclosed Liabilities	18

2.9	Absence of Certain Developments	18

2.10	Taxes	20

2.11	Real Property	23

2.12	Tangible Personal Property	24

2.13	Intellectual Property	25

2.14	Material Contracts	28

2.15	Employee Benefit Plans	30

2.16	Labor and Employment Matters	31

2.17	Litigation	32

2.18	Compliance with Laws; Permits	32

2.19	Environmental Matters	33

2.20	Insurance	33

2.21	Accounts and Notes Receivable and Payable	34

2.22	Consonus Related Party Transactions	34

2.23	Customers and Suppliers	34

2.24	Banks; Power of Attorney	35

2.25	Financial Advisors	35

ARTICLE III REPRESENTATIONS AND WARRANTIES OF STI		35

3.1	Organization and Good Standing	35

3.2	Authorization of Agreement	35

3.3	Conflicts; Consents of Third Parties	36

3.4	Capitalization	36

3.5	STI Subsidiaries and Affiliated Entities	37

3.6	Corporate Records	38

3.7	Financial Statements	38

3.8	No Undisclosed Liabilities	39

3.9	Absence of Certain Developments	39

3.10	Taxes	41

3.11	Real Property	43

3.12	Tangible Personal Property	45

3.13	Intellectual Property	45

3.14	Material Contracts	48

3.15	Employee Benefit Plans	50

3.16	Labor and Employment Matters	52

3.17	Litigation	53

3.18	Compliance with Laws; Permits	53

3.19	Environmental Matters	53

3.20	Insurance	54

3.21	Accounts and Notes Receivable and Payable	54

3.22	STI Related Party Transactions	54

3.23	Customers and Suppliers	55

3.24	Banks; Power of Attorney	55

3.25	Financial Advisors	55

ARTICLE IV ADDITIONAL AGREEMENTS		55

4.1	Exemption from Registration; Information Statement	55

4.2	Meeting of Stockholders	56

4.3	Confidentiality	56

4.4	Public Disclosure	57

4.5	Access to Information	57

4.6	Consents; Cooperation	58

4.7	Legal Requirements	58

4.8	Expenses	58

4.9	Commercially Reasonable Efforts and Further Assurances	58

4.10	Treatment of Convertible Securities	59

4.11	Board of Directors	60

4.12	Executive Officers	60

4.13	Director and Officer Indemnification	60

4.14	Benefit Plans	61

4.15	The Company Arrangements	61

4.16	Repayment of Certain Indebtedness	61

4.17	Break-up Fee	61

4.18	Employment Agreements	62

4.19	Stockholders Agreement	62

4.20	Operating Agreement	62

4.21	IPO	62

4.22	Real Property Sale/Leaseback	62

4.23	Registration Rights	63

4.24	Rescission Agreement	63

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME		63

5.1	Conduct of Business of STI and Consonus	63

5.2	No Solicitation	66

ARTICLE VI CONDITIONS TO THE MERGERS		68

6.1	Conditions to Obligations of Each Party to Effect the Mergers	68

6.2	Additional Conditions to Obligations of Consonus	68

6.3	Additional Conditions to the Obligations of STI	70

ARTICLE VII INDEMNIFICATION		72

7.1	Survival of Representations and Warranties	72

7.2	Indemnification Provisions	72

7.3	Limitations	73

7.4	Exclusive Remedy	74

7.5	Escrow; Escrow Fund	74

7.6	Claims upon Escrow Fund	75

7.7	Objections to Claims	75

7.8	Resolution of Conflicts; Arbitration	76

7.9	Holders’ Agents	77

7.10	Actions of a Holders’ Agent	79

7.11	Third Party Claims	80

7.12	Voting Rights and Cash Distributions With Respect to Escrow Shares	80

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		81

8.1	Termination	81

8.2	Effect of Termination	81

8.3	Extension; Waiver	81

v

ARTICLE IX GENERAL PROVISIONS		82

9.1	General	82

9.2	Notices	85

9.3	Interpretation	86

9.4	Counterparts	86

9.5	Schedules and Exhibits	86

9.6	Entire Agreement; Nonassignability; Parties in Interest	86

9.7	Severability	87

9.8	Specific Performance	87

9.9	Governing Law	87

9.10	Rules of Construction	87

9.11	Amendments	87

9.12	Waiver of Jury Trial	87

SCHEDULES

Consonus Payment Schedule
STI Payment Schedule
Schedule 1.15(a)	-	Consonus Restricted Shares
Schedule 1.15(b)	-	STI Restricted Shares
Schedule 2.3(a)	-	Conflicts; Consents of Third Parties (Consonus)
Schedule 2.3(b)	-	Conflicts; Consents of Third Parties (Consonus)
Schedule 2.4(a)	-	Consonus Capitalization
Schedule 2.4(b)	-	Consonus Options and Warrants
Schedule 2.5	-	Consonus Subsidiaries and Affiliated Entities
Schedule 2.8	-	No Undisclosed Liabilities (Consonus)
Schedule 2.9	-	Absence of Certain Developments (Consonus)
Schedule 2.10(a)	-	Taxes (Consonus)
Schedule 2.10(d)	-	Taxes (Consonus)
Schedule 2.11	-	Real Property (Consonus)
Schedule 2.11(f)	-	Real Property (Consonus)
Schedule 2.12(a)	-	Tangible Personal Property (Consonus)
Schedule 2.12(b)	-	Consonus Personal Property Leases
Schedule 2.13(a)	-	Intellectual Property (Consonus)
Schedule 2.13(b)	-	Rights in Intellectual Property (Consonus)
Schedule 2.13(d)	-	Intellectual Property Licenses (Consonus)
Schedule 2.13(e)	-	Intellectual Property Contracts (Consonus)
Schedule 2.13(h)	-	Intellectual Property Contracts (Consonus)
Schedule 2.13(k)	-	Intellectual Property Contracts (Consonus)
Schedule 2.13(l)	-	Software (Consonus)
Schedule 2.14(a)	-	Consonus Material Contracts
Schedule 2.14(b)	-	Consonus Material Contracts
Schedule 2.15	-	Employee Benefit Plans (Consonus)
Schedule 2.15(h)	-	Employee Benefit Plans (Consonus)
Schedule 2.16(b)	-	Labor and Employment Matters (Consonus)
Schedule 2.16(c)	-	Labor and Employment Matters (Consonus)
Schedule 2.16(d)	-	Labor and Employment Matters (Consonus)
Schedule 2.16(e)	-	Labor and Employment Matters (Consonus)
Schedule 2.17	-	Litigation (Consonus)
Schedule 2.18	-	Consonus Permits (Consonus)
Schedule 2.19	-	Environmental Matters (Consonus)
Schedule 2.20	-	Insurance (Consonus)
Schedule 2.21	-	Accounts and Notes Receivable
Schedule 2.22	-	Consonus Related Party Transactions
Schedule 2.23	-	Customers and Suppliers (Consonus)
Schedule 2.24	-	Banks; Power of Attorney (Consonus)
Schedule 2.25	-	Financial Advisors (Consonus)
Schedule 3.3(a)	-	Conflicts; Consents of Third Parties (STI)
Schedule 3.3(b)	-	Conflicts; Consents of Third Parties (STI)
Schedule 3.4(a)	-	STI Capitalization
Schedule 3.4(b)	-	STI Options and Warrants

i

Schedule 3.5	-	STI Subsidiaries and Affiliated Entities
Schedule 3.8	-	No Undisclosed Liabilities (STI)
Schedule 3.9	-	Absence of Certain Developments (STI)
Schedule 3.10(d)	-	Taxes (STI)
Schedule 3.11	-	Real Property (STI)
Schedule 3.11(f)	-	Real Property (STI)
Schedule 3.12(a)	-	Tangible Personal Property (STI)
Schedule 3.12(b)	-	STI Personal Property Leases
Schedule 3.13(a)	-	Intellectual Property (STI)
Schedule 3.13(b)	-	Rights in Intellectual Property (STI)
Schedule 3.13(d)	-	Intellectual Property Licenses (STI)
Schedule 3.13(e)	-	Intellectual Property Contracts (STI)
Schedule 3.13(l)	-	Software (STI)
Schedule 3.14(a)	-	STI Material Contracts
Schedule 3.14(b)	-	STI Material Contracts
Schedule 3.15	-	Employee Benefit Plans (STI)
Schedule 3.15(h)	-	Employee Benefit Plans (STI)
Schedule 3.16(b)	-	Labor and Employment Matters (STI)
Schedule 3.16(c)	-	Labor and Employment Matters (STI)
Schedule 3.16(d)	-	Labor and Employment Matters (STI)
Schedule 3.16(e)	-	Labor and Employment Matters (STI)
Schedule 3.17	-	Litigation (STI)
Schedule 3.18	-	STI Permits (STI)
Schedule 3.19	-	Environmental Matters (STI)
Schedule 3.20	-	Insurance (STI)
Schedule 3.21	-	Accounts and Notes Receivable
Schedule 3.22	-	STI Related Party Transactions
Schedule 3.23	-	Customers and Suppliers (STI)
Schedule 3.24	-	Banks; Power of Attorney (STI)
Schedule 3.25	-	Financial Advisors (STI)
Schedule 4.11	-	Board of Directors
Schedule 4.12	-	Executive Officers
Schedule 4.15	-	Equity Incentive Grants

EXHIBITS

Exhibit A	-	Voting Agreements
Exhibit B	-	Certificate of Incorporation of the Company
Exhibit C	-	Bylaws of the Company
Exhibit D	-	Calculation of Exchange Ratio
Exhibit E-1	-	Form of Consonus Escrow Agreement
Exhibit E-2	-	Form of STI Escrow Agreement
Exhibit F	-	Michael Shook Employment Agreement
Exhibit G	-	William Shook Employment Agreement
Exhibit H	-	Form of Stockholders Agreement
Exhibit I	-	Form of Operating Agreement
Exhibit J	-	FIRPTA Certificate

ii

INDEX OF DEFINED TERMS

DEFINITIONS

Defined Terms	Defined in Section

Acquisition Proposal	5.2(a)
Affiliate	9.1(a)
Affiliated Group	9.1(b)
Agent Expenses	7.9(d)
Agreement	Preamble
Basket Amount	7.3(a)
CAC Merger Sub	Preamble
Certificates	1.13(b)
Certificates of Merger	1.2(b)
Claim	7.3(b)
Closing	1.3
Closing Date	1.3
COBRA	2.15(g)
Code	Recitals “G”
Company	Preamble
Company Board	1.1(c)
Company Common Stock	1.8(a)(i)
Company Equity Plan	4.15
Company Indemnified Party	7.2(a)(i)
Consonus	Preamble
Consonus Balance Sheet	2.7(a)
Consonus Balance Sheet Date	2.7(a)
Consonus Board	Recitals “A”
Consonus Certificate of Merger	1.2(a)
Consonus Common Stock	2.4(a)
Consonus Dissenting Share Payments	1.16(b)
Consonus Dissenting Shares	1.16
Consonus Documents	2.2(a)
Consonus Employees	2.15(a)
Consonus Escrow Agreement	1.10(a)
Consonus Escrow Fund	1.10(d)
Consonus Escrow Shares	1.10(b)
Consonus Exchange Ratio	1.8(a)(i)
Consonus Financial Statements	2.7(a)
Consonus Holders	1.9(a)
Consonus Holders’ Agent	7.9(a)(i)
Consonus Indemnified Party	7.2(c)
Consonus’ Information	4.3(a)
Consonus Related Losses	7.2(a)
Consonus Material Adverse Effect	2.1(a)
Consonus Material Contracts	2.14(a)

i

Defined Terms	Defined in Section

Consonus Merger	Recitals “B”
Consonus Officer Certificate	6.3(c)
Consonus Owned Real Properties	2.11(a)
Consonus Payment Schedule	1.9(a)
Consonus Permits	2.18(b)
Consonus Personal Property Leases	2.12(b)
Consonus Plans	2.15(a)
Consonus Preferred Stock	2.4(a)
Consonus Principal Stockholder	Recitals “F”
Consonus Real Properties	2.11(a)
Consonus Real Property Leases	2.11(a)
Consonus Related Losses	7.2(a)(i)
Consonus Related Persons	2.22
Consonus Secretary Certificate	6.3(d)
Consonus Subsidiary	2.5(a)
Consonus Surviving Corporation	1.2(a)
Consonus Surviving Corporation Common Stock	1.12(a)
Consonus Unresolved Claim	7.5(b)
Consonus Warrants	2.4(b)
Copyrights	9.1(d)
DGCL	Recitals “B”
Dissenting Shares	1.16
Effective Time	1.4
Employment Agreements	4.18
End Date	8.1(b)
Environmental Law	9.1(e)
Environmental Permit	9.1(f)
Equity Value	Exhibit D
Escrow Agent	7.5(a)
Escrow Agreements	1.10(a)
Escrow Expiration Date	7.5(b)
Exchange Fund	1.13(a)
Expenses	4.8
GAAP	2.7(a)
GE Indebtedness	4.21
Governmental Body	9.1(g)
Holders’ Agent	7.9(a)(ii)
Indemnifiable Losses	7.2(a)
Indemnified Parties	7.3(a)
Indemnified Party	7.3(a)
Indemnifying Party	7.6(a)
Information Statement	4.1
Intellectual Property	9.1(h)
Intellectual Property Licenses	9.1(i)

ii

Defined Terms	Defined in Section

IPO	4.21
IRS	9.1(j)
KLI	4.11
Knowledge	9.1(k)
Law	9.1(l)
Legal Proceeding	9.1(m)
Lien	9.1(n)
Loan Forgiveness	4.16
Loan Repayment	4.16
Losses	7.6(a)
Marks	9.1(o)
Merger Subs	Preamble
Mergers	Recitals “B”
Multiemployer Plan	2.15(a)
NCBCA	Recitals “B”
North Carolina Permit	4.1
Notice of Claim	7.6(a)
Officer’s Certificate	7.6(b)
Operating Agreement	4.20
Order	9.1(q)
Patents	9.1(r)
Payment Schedules	1.9(b)
Permits	9.1(s)
Permitted Exceptions	9.1(t)
Person	9.1(u)
Post-IPO Voting Agreement	4.11
Pre-surrender Dividends	1.13(d)
Rescission	1.10(e)
Rescission Agreement	4.24
Restricted Shares	1.15
Sale/Leaseback Transactions	4.22
Software	9.1(v)
STI	Preamble
STI Articles of Merger	1.2(b)
STI Balance Sheet	3.7(a)
STI Balance Sheet Date	3.7(a)
STI Board	Recitals “A”
STI Certificate	1.9(b)
STI Closing Shares	1.10(e)
STI Closing Shares Escrow Agreement	1.10(e)
STI Common Stock	3.4(a)
STI Converted Option	4.10(a)
STI Dissenting Share Payments	1.16(c)
STI Dissenting Shares	1.16

iii

Defined Terms	Defined in Section

STI Documents	3.2
STI Employees	3.15(a)
STI Escrow Agreement	1.10(a)
STI Escrow Fund	1.10(d)
STI Escrow Shares	1.10(c)
STI Exchange Ratio	1.8(b)(i)
STI Financial Statements	3.7(a)
STI Holders	1.9(b)
STI Holders’ Agent	7.9(a)(ii)
STI Indemnified Party	7.2(b)
STI’s Information	4.3(b)
STI Related Losses	7.2(a)(ii)
STI Material Adverse Effect	3.1
STI Material Contracts	2.14(a)
STI Merger	Recitals “B”
STI Merger Sub	Preamble
STI Officer Certificate	6.2(c)
STI Option	1.8(b)(iii)
STI Owned Real Properties	3.11(a)
STI Payment Schedule	1.9(b)
STI Permits	3.18(b)
STI Personal Property Leases	3.12(b)
STI Plans	3.15(a)
STI Principal Stockholders	Recitals “E”
STI Real Property Leases	3.11(a)
STI Related Losses	7.2(a)(ii)
STI Related Persons	3.22
STI Secretary Certificate	6.2(d)
STI Subsidiary	3.5(a)
STI Surviving Corporation	1.2(b)
STI Surviving Corporation Common Stock	1.12(b)
STI Unresolved Claim	7.5(b)
STI Warrants	3.4(b)
Stockholders Agreement	4.19
Stockholders’ Meeting	4.2
Superior Proposal	5.2(b)
Surviving Corporations	1.2(b)
Tax Return	9.1(w)(i)
Taxes	9.1(x)
Taxing Authority	9.1(y)
Third Party Claim	7.11(a)
Title IV Plan	2.15(a)
Total Debt	Exhibit D
Total Equity Value of the Company	Exhibit D

iv

Defined Terms	Defined in Section

Trade Secrets	9.1(z)
Voting Agreements	Recitals “E”

v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, made and entered into as of October 18, 2006 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), by and among Consonus Acquisition Corp., a Delaware corporation (“Consonus”), Strategic Technologies, Inc., a North Carolina corporation (“STI”), Consonus Technologies, Inc., a Delaware corporation (the “Company”), CAC Merger Sub, Inc., a Delaware corporation and a wholly and directly owned subsidiary of the Company (“CAC Merger Sub”), STI Merger Sub, Inc., a North Carolina corporation and a wholly and directly owned subsidiary of the Company (“STI Merger Sub” and, together with CAC Merger Sub, the “Merger Subs”), and Knox Lawrence International, LLC, as the Consonus Holders’ Agent, and Irvin J. Miglietta, as the STI Holders’ Agent, for the purposes of Article VII only.

RECITALS

A.            Each of the Board of Directors of Consonus (the “Consonus Board”) and the Board of Directors of STI (the “STI Board”) have determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective companies and stockholders to combine their respective businesses in a transaction so that they will be conducted by such companies or their successors as direct subsidiaries of the Company as set forth in this Agreement.

B.            The parties hereto intend that, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the North Carolina Business Corporation Act (the “NCBCA”): (i) CAC Merger Sub will be merged with and into Consonus, the separate corporate existence of CAC Merger Sub will thereupon cease and Consonus will continue as the surviving corporation and a wholly owned subsidiary of the Company (the “Consonus Merger”), and (ii) STI Merger Sub will be merged with and into STI, the separate corporate existence of STI Merger Sub will thereupon cease and STI will continue as the surviving corporation and a wholly owned subsidiary of the Company (the “STI Merger”, and together with the Consonus Merger, the “Mergers”).

C.            The Consonus Board has (i) determined that the Consonus Merger is consistent with and in furtherance of the long-term business interests of Consonus and fair to, and in the best interests of Consonus and its stockholders, (ii) declared this Agreement to be advisable, (iii) approved this Agreement, the Consonus Merger and the other transactions contemplated by this Agreement, and (iv) determined to recommend that the stockholders of Consonus adopt this Agreement.

D.            The STI Board has (i) determined that the STI Merger is consistent with and in furtherance of the long-term business interests of STI and fair to, and in the best interests of, STI and its stockholders, (ii) declared this Agreement to be advisable, (iii) approved this Agreement, the STI Merger and the other transactions contemplated by this Agreement, and (iv) determined to recommend that the stockholders of STI adopt this Agreement.

E.            As an inducement to Consonus and the Company to enter into this Agreement, Michael Shook, William Shook and Irvin Miglietta  (the “STI Principal Stockholders”) have each entered into a voting agreement, dated as of the date hereof and attached as Exhibit A (the “Voting Agreements”), pursuant to which the STI Principal Stockholders have agreed, solely in their capacity as STI Stockholders, to vote their shares of STI Common Stock in favor of (i) this Agreement (including the escrow and all other provisions of Article VII hereof and the deposit of that number of shares of the Company Common Stock equal to the Escrow Amount into the Escrow Fund and the appointment of Irvin J. Miglietta as STI Holder Agent), (ii) the Mergers and (iii) the other transactions contemplated by this Agreement.

F.             As an inducement to STI to enter into this Agreement, Knox Lawrence International, LLC  (the “Consonus Principal Stockholder”) has entered into a Voting Agreement, dated as of the date hereof, pursuant to which the Consonus Principal Stockholder has agreed, solely in its capacity as a Consonus Stockholder, to vote its shares of Consonus Common Stock in favor of (i) this Agreement (including the escrow and all other provisions of Article VII hereof and the deposit of that number of shares of the Company Common Stock equal to the Escrow Amount into the Escrow Fund and the appointment of KLI as Consonus Holder Agent), (ii) the Mergers and (iii) the other transactions contemplated by this Agreement.

G.            By executing this Agreement, the parties intend: (i) for United States Federal income tax purposes, that the Mergers shall collectively qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”) and that each of the Mergers shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that, other than with respect to cash received for fractional shares pursuant to Section 1.13(c) and for Dissenting Shares pursuant to Section 1.16, the stockholders of Consonus and STI will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Mergers; and (ii) for the Mergers to be accounted for as a purchase under GAAP.

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGERS

1.1          Organization of the Company, CAC Merger Sub and STI Merger Sub.

(a)           Organization of the Company. Consonus has organized the Company under the laws of the State of Delaware for the purpose of effecting the transactions contemplated hereby. As of the date hereof, the authorized capital stock of the Company consists of Twenty Million (20,000,000) shares of common stock and Ten Million (10,000,000) shares of preferred stock, of which five hundred (500) shares of common stock are issued and outstanding, which shares have been issued to Consonus.

(b)           Organization of the Merger Subs. Consonus has caused the Company to organize CAC Merger Sub and STI Merger Sub under the laws of the State of Delaware and the

State of North Carolina, respectively, for the purposes of effecting the transactions contemplated hereby. The authorized capital stock of each of CAC Merger Sub and STI Merger Sub consists of one thousand (1,000) shares of common stock, one (1) share of each of which has been issued to the Company, as the sole stockholder of each of CAC Merger Sub and STI Merger Sub, for a purchase price of One Dollar ($1.00) per share.

(c)           Directors. Prior to the Effective Time, the Board of Directors of each of the Company (the “Company Board”), CAC Merger Sub and STI Merger Sub shall consist solely of the chairman of the Consonus Board of Directors. Beginning at the Effective Time, the Board of Directors of the Company shall be as set forth in Section 4.11, the Board of Directors of the STI Surviving Corporation shall be the current board of Directors of STI, and the Board of Directors of the Consonus Surviving Corporation shall be the current Board of Directors of Consonus.

(d)           Officers. Prior to the Effective Time, the sole officer of the Company, CAC Merger Sub and STI Merger Sub shall be the chairman of the Consonus Board of Directors as President of each such Company. The Company, Consonus and STI shall take all requisite action to cause the executive officers of the Company and the Surviving Corporations as of the Effective Time to be as provided in Section 4.12 hereof.

(e)           Approval of Agreement; Compliance. Consonus, in its capacity as the sole holder of all outstanding shares of the Company’s capital stock, shall adopt this Agreement, and shall cause the Company to take all requisite action to approve and adopt this Agreement and approve the transactions contemplated hereby. Consonus shall cause each of the Company, CAC Merger Sub and STI Merger Sub to perform their respective obligations under this Agreement in accordance with the terms and conditions hereof.

1.2          The Mergers.

(a)           The Consonus Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, and simultaneously with the STI Merger, Consonus, the Company and CAC Merger Sub shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Consonus Certificate of Merger”) providing for the Consonus Merger, with Consonus being the surviving corporation thereof (the “Consonus Surviving Corporation”) upon the effectiveness of the Consonus Merger, pursuant to this Agreement and the Consonus Certificate of Merger and in accordance with applicable provisions of the DGCL.

(b)           The STI Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NCBCA, and simultaneously with the Consonus Merger, STI, the Company and STI Merger Sub shall cause articles of merger to be filed with the Secretary of State of the State of North Carolina in accordance with the relevant provisions of the NCBCA (the “STI Articles of Merger”, and together with the Consonus Certificate of Merger, the “Certificates of Merger”) providing for the STI Merger, with STI being the surviving corporation thereof (the “STI Surviving Corporation”, and together with the Consonus Surviving Corporation, the “Surviving Corporations”) upon the effectiveness of the STI

Merger, pursuant to this Agreement and the STI Certificate of Merger and in accordance with applicable provisions of the NCBCA.

1.3          Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the consummation of the Mergers shall take place on January 2, 2007 at a closing (the “Closing”) to be held at the offices of Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina 27607, unless another date, time or place is agreed to by Consonus and STI (the actual time and date of the Closing being referred to herein as the “Closing Date”).

1.4          Effective Time. As soon as practicable following the Closing, the parties hereto shall cause the Mergers to be consummated by filing the Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of North Carolina, as the case may be, in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and the NCBCA, as applicable, and make all other filings or recordings required under the DGCL and the NCBCA. The Mergers shall become effective at the date and time at which the Certificates of Merger are duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of North Carolina, in accordance with the relevant provisions of the DGCL and the NCBCA, as applicable, or such subsequent date and time as the parties hereto shall mutually agree and as shall be specified in the Certificates of Merger (the “Effective Time”); provided, however, that notwithstanding the foregoing, the parties hereto agree that the Certificates of Merger shall provide that the Mergers shall become effective at the same time.

1.5          Effect of the Mergers. At the Effective Time, the effect of each of the Consonus Merger and the STI Merger shall be as provided in the applicable provisions of the DGCL and the NCBCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein: (a) all of the property, rights, privileges, powers and franchises of Consonus and CAC Merger Sub shall vest in the Consonus Surviving Corporation, and all debts, liabilities and duties of Consonus and CAC Merger Sub shall become the debts, liabilities and duties of the Consonus Surviving Corporation; and (b) all the property, rights, privileges, powers and franchises of STI and STI Merger Sub shall vest in the STI Surviving Corporation, and all debts, liabilities and duties of STI and STI Merger Sub shall become the debts, liabilities and duties of the STI Surviving Corporation. As of the Effective Time, each of the Surviving Corporations shall be a direct wholly-owned subsidiary of the Company.

1.6          Certificate of Incorporation and Bylaws of the Surviving Corporations. Unless otherwise agreed by Consonus and STI prior to the Effective Time, at the Effective Time:

(a)           Consonus Surviving Corporation. By virtue of the Consonus Merger, the Certificate of Incorporation and the Bylaws of Consonus, as in effect on the Effective Date, shall continue in full force and effect as the Certificate of Incorporation and Bylaws of the Consonus Surviving Corporation.

(b)           STI Surviving Corporation. By virtue of the STI Merger, the Articles of Incorporation and the Bylaws of STI, as in effect on the Effective Date, shall continue in full force and effect as the Articles of Incorporation and Bylaws of the STI Surviving Corporation.

1.7          Certificate of Incorporation and Bylaws of the Company. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company shall be identical to the forms attached hereto as Exhibit B and Exhibit C, respectively.

1.8          Conversion of Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Mergers, and without any action on the part of Consonus, STI, CAC Merger Sub, STI Merger Sub, the Company or the holders of any of the securities of the foregoing entities, the following shall occur:

(a)           Consonus Securities.

(i)            Consonus Common Stock. Except as provided in Section 1.8(a)(ii) and Section 1.13(c), each share of Consonus Common Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be cancelled and extinguished and automatically converted into the right to receive that number of fully paid and nonassessable shares of common stock, par value $0.000001 per share, of the Company (the “Company Common Stock”) obtained by multiplying one share of the Company Common Stock by 551.4082117 (the “Consonus Exchange Ratio”).

(ii)           Certain Owned Consonus Shares. Each share of Consonus Common Stock which is, immediately prior to the Effective Time, held in the treasury of Consonus, or outstanding and held by STI, the Company, or any direct or indirect wholly owned subsidiary of Consonus, STI or the Company, shall be canceled and extinguished without any conversion thereof.

(iii)          Adjustments to the Consonus Exchange Ratio. The Consonus Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Consonus Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Consonus Common Stock having a record date on or after the date hereof and prior to the Effective Time. The Consonus Exchange Ratio shall also be adjusted as set forth in Section 1.8(c).

(b)           STI Securities.

(i)            STI Common Stock. Except as provided in Section 1.8(b)(ii) and Section 1.13(c), each share of STI Common Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be cancelled and extinguished and automatically converted into the right to receive that number of fully paid and nonassessable shares of the Company Common Stock obtained by multiplying one share of the Company Common Stock by 0.07716852370881630 (the “STI Exchange Ratio”).

(ii)           Certain Owned STI Shares. Each share of STI Common Stock which is, immediately prior to the Effective Time, held in the treasury of STI, or outstanding and held by Consonus, the Company, or any direct or indirect wholly owned subsidiary of STI, Consonus or the Company, shall be canceled and extinguished without any conversion thereof.

(iii)          STI Options. Each option to purchase a share of STI Common Stock (an “STI Option”) outstanding immediately prior to the Effective Time shall be treated in accordance with the terms of Section 4.10 hereof.

(iv)          Adjustments to the STI Exchange Ratio. The STI Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into STI Common Stock), reorganization, recapitalization, reclassification or other like change with respect to STI Common Stock having a record date on or after the date hereof and prior to the Effective Time. The STI Exchange Ratio shall also be adjusted as set forth in Section 1.8(c).

(c)           Adjustments to Exchange Ratios Based on Pre-Merger Indebtedness. The Consonus Exchange Ratio and STI Exchange Ratio designate a post-Mergers capitalization of the Company of 65% of the issued and outstanding stock of the Company to be held by the pre-Consonus Merger Consonus Holders and 35% of the issued and outstanding stock of the Company to be held by the pre-STI Merger STI Holders, prior to any adjustment pursuant to this Section 1.8(c). The calculation of the Consonus Exchange Ratio and STI Exchange Ratio is set forth on Exhibit D attached hereto. In the event that the Total Equity Value of the Company on the Closing Date is greater than or less than $47,500,000 by 10% or more as a result of changes to the Total Debt of Consonus and/or STI as set forth on Exhibit D, then the Consonus Exchange Ratio and STI Exchange Ratio shall be adjusted to reflect the ratio of their respective Equity Values to the Total Equity Value of the Company. Notwithstanding any of the foregoing, in the event that an adjustment to the Consonus Exchange Ratio or the STI Exchange Ratio results in the STI Holders receiving less than 35% of the Company Common Stock, STI will be not required to consummate the Closing of the Mergers or any of the transactions contemplated herein.

1.9          Payment Schedule.

(a)           Prior to the Closing, Consonus shall prepare and deliver to STI a true and correct payment schedule, which schedule shall list, as of immediately prior to the Closing: (i) all holders of Consonus Common Stock (the “Consonus Holders”); (ii) the address of each Consonus Holder; (iii) the number of whole shares of the Company Common Stock to be issued to each Consonus Holder; and (iv) the number of whole Consonus Escrow Shares that is to be deposited with the Escrow Agent pursuant to the Consonus Escrow Agreement on behalf of each Consonus Holder (the “Consonus Payment Schedule”).

(b)           Prior to the Closing, STI shall prepare and deliver to Consonus a true and correct payment schedule, which schedule shall list, as of immediately prior to the Closing: (i) all holders of STI Common Stock (collectively, the “STI Holders”); (ii) the address of each STI Common Stockholder; (iii) the number of whole shares of the Company Common Stock to be issued to each STI Common Stockholder (calculated in accordance with the Articles of Incorporation of STI, as in effect on the date of Closing (the “STI Certificate”); and (iv) the number of whole STI Escrow Shares that is to be deposited with the Escrow Agent pursuant to the STI Escrow Agreement on behalf of each STI Holder (the “STI Payment Schedule” and, together with the Consonus Payment Schedule, the “Payment Schedules”).

1.10        Escrow Shares.

(a)           Prior to the Closing, (i) the Company, Consonus, the Consonus Holders’ Agent and the Escrow Agent (as defined in Section 7.5(a)) shall enter into an Escrow Agreement, in the form attached hereto as Exhibit E-1 (the “Consonus Escrow Agreement”), and (ii) the Company, STI, the STI Holders’ Agent, and the Escrow Agent (as defined in Section 7.5(a)) shall enter into an Escrow Agreement, in the form attached hereto as Exhibit E-2 (the “STI Escrow Agreement”, and together with the Consonus Escrow Agreement, the “Escrow Agreements”).

(b)           Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, the Company shall withhold from delivery to the Consonus Holders twenty percent (20%) of the shares of the Company Common Stock (the “Consonus Escrow Shares”) otherwise issuable to the Consonus Holders pursuant to Section 1.8(a)(i) and hereof based on each such holder’s pro rata share of the Company Common Stock, as set forth on the Consonus Payment Schedule.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, the Company shall withhold from delivery to the STI Holders twenty percent (20%) of the shares of the Company Common Stock (the “STI Escrow Shares”) otherwise issuable to the STI Holders pursuant to Section 1.8(b)(i) hereof based on each such holder’s pro rata share of the Company Common Stock, as set forth on the STI Payment Schedule.

(d)           As soon as practicable after the Effective Time, and in accordance with the provisions of the Escrow Agreements, the Company shall cause to be deposited with the Escrow Agent, certificates representing the Consonus Escrow Shares and the STI Escrow Shares, which shall be registered in the name of the Escrow Agent as nominee for the Consonus Holders and STI Holders. The certificates deposited with the Escrow Agent representing the Consonus Escrow Shares (the “Consonus Escrow Fund”) shall be held by the Escrow Agent pursuant to the terms of the Consonus Escrow Agreement as security for the indemnification obligations of the Consonus Holders pursuant to Article VII. The certificates representing the STI Escrow Shares (the “STI Escrow Fund”) shall be held by the Escrow Agent pursuant to the terms of the STI Escrow Agreement as security for the indemnification obligations of the STI Holders pursuant to Article VII.

(e)           STI Escrow.

(i)            At or prior to Closing, STI, the STI Holders’ Agent and an escrow agent selected by STI will enter into an escrow agreement (the “STI Closing Shares Escrow Agreement”) with respect to the Company Common Stock issued at Closing to the STI Holders other than the STI Escrow Shares (the “STI Closing Shares”). The STI Closing Shares will be held in escrow until the earlier of (A) the closing of the IPO, at which time such shares will be delivered to the STI Holders in accordance with the STI Payment Schedule, or (B) such date as the rescission under the Rescission Agreement occurs (the “Rescission”), in which case such shares will be delivered to the Company for cancellation in exchange for which the STI Holders will receive the STI Common Stock held by each such STI Holder immediately prior to the closing of the Mergers, all as further set forth in the Rescission Agreement. In the event neither of the foregoing occurs by December 31, 2007, the STI Closing Shares will be delivered to the STI Holders in accordance with the STI Payment Schedule.

(ii)           As soon as practicable after the Effective Time, and in accordance with the provisions of the STI Closing Shares Escrow Agreement, the Company shall cause to be deposited with the escrow agent thereunder, a certificate or certificates representing the STI Closing Shares, which shall be registered in the name of such escrow agent as nominee for the STI Holders.

(iii)          Notwithstanding any of the foregoing, if in STI’s reasonable discretion, the STI Closing Shares Escrow Agreement and the provisions related thereto will not be necessary or beneficial to the Rescission process, if necessary, STI may elect to waive the provisions of this subsection 1.10(e) and issue the STI Closing Shares directly to the STI Holders rather than into escrow.

1.11        Cancellation of Outstanding Company Common Stock. At the Effective Time, the shares of the Company Common Stock held by Consonus immediately prior to the Effective Time, and all rights in respect thereof, shall be canceled and retired by the Company, and no shares of capital stock or other securities of the Company or either of the Surviving Corporations or any other corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto.

1.12        Conversion of Common Stock of CAC Merger Sub and STI Merger Sub into Common Stock of the Surviving Corporations.

(a)           At the Effective Time, each share of common stock, par value $.001 per share, of CAC Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of the Company, be cancelled and automatically converted into one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of Consonus Surviving Corporation (the “Consonus Surviving Corporation Common Stock”). Immediately after the Effective Time and upon surrender by the Company of the certificate representing the shares of common stock of CAC Merger Sub, Consonus Surviving Corporation shall deliver to the Company an appropriate certificate or certificates representing the Consonus Surviving Corporation Common Stock created by conversion of the common stock of CAC Merger Sub owned by the Company.

(b)           At the Effective Time, each share of common stock, par value $.001 per share, of STI Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of the Company, be cancelled and automatically converted into one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of STI Surviving Corporation (the “STI Surviving Corporation Common Stock”). Immediately after the Effective Time and upon surrender by the Company of the certificate representing the shares of common stock of STI Merger Sub, STI Surviving Corporation shall deliver to the Company an appropriate certificate or certificates representing the STI Surviving Corporation Common Stock created by conversion of the common stock of STI Merger Sub owned by the Company.

1.13        Exchange of Shares.

(a)           Company to Provide Common Stock. Promptly after the Effective Time, the Company shall allocate, for the benefit of the holders of shares of Consonus Common Stock and the holders of STI Common Stock, for exchange in accordance with the terms of this Article I, certificates representing the shares of the Company Common Stock issuable pursuant to this Agreement. In addition, the Company shall make available, as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.13(c) hereof and any Pre-surrender Dividends (as defined in Section 1.13(d) which the Consonus Holders and the STI Holders may be entitled to pursuant to Section 1.13(b) hereof (the “Exchange Fund”).

(b)           Exchange Procedures. Promptly after the Effective Time, the Company shall mail to each holder of record (as of the Effective Time) of, or entitled to, a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Consonus Common Stock and outstanding shares of STI Common Stock, in each case, whose shares were converted into the right to receive shares of the Company Common Stock pursuant to Section 1.8(a)(i) and Section 1.8(b)(i) hereof, cash in lieu of any fractional shares pursuant to Section 1.13(c) hereof and any Pre-surrender Dividends as defined in and pursuant to Section 1.13(d) hereof: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Company  and shall be in such form and have such other provisions as Consonus and STI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of the Company Common Stock, cash in lieu of any fractional shares pursuant to Section 1.13(c) hereof and any Pre-surrender Dividends as defined in and pursuant to Section 1.13(d) hereof. Upon surrender of Certificates for cancellation to the Company or delivery of appropriate documentation discussed in Section 1.18, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Company, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of the Company Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.8(a)(i) or Section 1.8(a)(iv) hereof, payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.13(c) hereof and any Pre-surrender Dividends as defined in and payable pursuant to Section 1.13(d) and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of the Company Common Stock into which such shares of Consonus Common Stock or shares of STI Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.13(c) hereof and any Pre-surrender Dividends as defined in and payable pursuant to Section 1.13(d) hereof.

(c)           Fractional Shares. No fraction of a share of the Company Common Stock will be issued by virtue of the Mergers, but in lieu thereof each holder of STI Common Stock who (i) would otherwise be entitled to receive a fraction of a share of Company Common Stock of five-tenths(0.5) or more, will receive a whole share of Company Common Stock, and (ii) would otherwise be entitled to receive a fraction of a share of Company Common Stock of less than five-tenths (0.5), will receive no consideration therefor, and each holder of Consonus Common Stock who would otherwise be entitled to receive a fraction of a share of the Company Common Stock shall, upon surrender of such holder’s Certificate(s), receive from the Company, at such time as such holder receives a Certificate or Certificates representing shares of the Company Common Stock as contemplated by Section 1.8(a)(i) or 1.8(a)(iv)  hereof (or appropriate documentation discussed in Section 1.18), an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product obtained by multiplying (i) such fraction, and (ii) the fair market value of one share of the Company Common Stock as of the Effective Time as determined in good faith by the Company Board based on the Total Equity Value.

(d)           Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to the Company Common Stock, Consonus Common Stock or STI Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.13(c) hereof will be paid to the holders of any unsurrendered Certificates with respect to the shares of the Company Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable laws and legal requirements, following surrender of any such Certificates, the Company shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of the Company Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.13(c) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time (“Pre-surrender Dividends”) and theretofore paid with respect to such whole shares of the Company Common Stock and (ii) at the appropriate payment date, the amount of Pre-surrender Dividends with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of the Company Common Stock.

(e)           Transfers of Ownership. If shares of the Company Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed or accompanied by appropriate stock powers, and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to the Company or any agent designated by it any transfer or other Taxes required by reason of the issuance of shares of the Company Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of the Company or any agent designated by it that such any such Taxes have been paid or are not payable.

(f)            Required Withholding. Each of the Company and the Surviving Corporations shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Consonus Common Stock or STI Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax laws or under any other applicable Laws. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(g)           Termination of Exchange Fund; No Liability. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Consonus Common Stock or STI Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body shall, to the extent permitted by applicable Laws, become the property of the Company, free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything to the contrary in this Section 1.13(g), none of the Company, the Surviving Corporations or any other party hereto shall be liable to a holder or former holder of shares of Consonus Common Stock, STI Common Stock or the Company Common Stock, as the case may be, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

1.14        Stock Transfer Books. At the Effective Time, the stock transfer books of Consonus with respect to Consonus capital stock and the stock transfer books of STI with respect to STI capital stock shall each be closed, and there shall be no further registration thereafter of transfers of shares of capital stock of Consonus or STI outstanding immediately prior to the Effective Time on the records of any such stock transfer books.

1.15        Restricted Shares. If any shares of STI Common Stock or Consonus Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with STI or Consonus, as the case may be (the “Restricted Shares”), then the shares of the Company Common Stock issued in exchange for such Restricted Shares shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares may accordingly be marked with appropriate legends. Schedule 1.15(a) sets forth a list of the holders of Restricted Shares of Consonus and the number of Restricted Shares held by each such holder, and Schedule 1.15(b) sets forth a list of the holders of Restricted Shares of STI and the number of Restricted Shares held by each such holder. STI and Consonus shall take all action that may be necessary to ensure that, from and after the Effective Time, the Company will be entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. The number of shares subject to repurchase and the repurchase price pursuant to any repurchase option shall be appropriately adjusted to reflect the Mergers.

1.16        Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any holder of Consonus capital stock outstanding as of immediately prior to the Effective Time, and with respect to which the holder thereof has properly demanded appraisal rights in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such holder’s appraisal rights under Section 262 of the DGCL with respect to such Consonus Holder’s Consonus Common Stock (the “Consonus Dissenting Shares”), and any holder of STI capital stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded appraisal or dissenters’ rights in accordance with Section 55-13-21 of the NCBCA and has not effectively withdrawn or lost such STI Holder’s appraisal or dissenters’ rights under Article 13 of Chapter 55 of the NCBCA with respect to such STI Holder’s STI Common Stock (the “STI Dissenting Shares,” and together with the Consonus Dissenting Shares, the “Dissenting Shares”) shall not be converted into or represent a right to receive the consideration for such shares set forth in Section 1.8 hereof, but the holder thereof shall only be entitled to such rights as are provided by the DGCL with respect to the Consonus Dissenting Shares and of the NCBCA with respect to the STI Dissenting Shares.

(a)           If any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Section 262 of the DGCL with respect to the Consonus Dissenting Shares and Sections 55-13-21 and 55-13-23 of the NCBCA with respect to STI Dissenting Shares, then, as of the later of the Effective Time and the occurrence of such event, such shares shall automatically be converted into and represent only the right to receive the consideration for such shares set forth in Section 1.8 hereof, without interest thereon, upon surrender of the certificate(s) representing such shares.

(b)           With respect to Consonus Dissenting Shares, prior to the Effective Time, Consonus shall give STI (i) prompt notice of any written demand for appraisal received by Consonus pursuant to the applicable provisions of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Consonus shall not, except with the prior written consent of STI, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Consonus or the Company (i) makes any payment or payments in respect of any Consonus Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses in respect of any Consonus Dissenting Shares (excluding payments for such shares) (together the “Consonus Dissenting Share Payments”), the Company shall be entitled to indemnification in respect of such Consonus Dissenting Share Payments pursuant to Article VII hereof.

(c)           With respect to STI Dissenting Shares, prior to the Effective Time, STI shall give Consonus (i) prompt notice of any written demand for appraisal or payment received by STI pursuant to the applicable provisions of the NCBCA, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, STI shall not, except with the prior written consent of Consonus, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that STI or the Company (i) makes any payment or payments in respect of any STI Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses in respect of any STI Dissenting Shares (excluding payments for such shares) (together the “STI Dissenting Share Payments”), the Company shall be entitled to indemnification in respect of such STI Dissenting Share Payments pursuant to Article VII hereof.

1.17        Tax Consequences. It is intended by the parties hereto that each of the Mergers shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and that the Mergers collectively shall qualify as a transaction described in Section 351 of the Code. By executing this Agreement, the parties hereto adopt a plan of reorganization within the meaning of Treas. Reg. §§ 1.368-2(g) and 1.368-3. None of the parties hereto shall take any action that would be reasonably expected to cause either of the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or the Mergers collectively to fail to qualify as a transaction described in Section 351 of the Code.

1.18        Lost, Stolen or Destroyed Certificate. In the event any certificates evidencing Consonus Common Stock or STI Common Stock shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof, such shares of the Company Common Stock as may be required pursuant to Section 1.8 and cash in lieu of fractional shares pursuant to Section 1.13(c) hereof (and Pre-surrender Dividends with respect thereto, if any); provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a reasonable form of indemnity against any claim that may be made against the Company or either of the Surviving Corporations with respect to the certificates alleged to have been lost, stolen or destroyed.

1.19        No Further Ownership Rights in Capital Stock of Consonus and STI. All shares of the Company Common Stock and any cash in lieu of fractional shares issued upon the surrender for exchange of the Consonus Common Stock and STI Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares and there shall be no further registration of transfers on the records of the Company or the Surviving Corporations of the shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing any Consonus Common Stock or STI Common Stock are presented to the Company for any reason, they shall be canceled and exchanged in accordance with the terms of this Article I.

1.20        Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporations or the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Consonus and STI, as the case may be, the officers and directors of the Company, Consonus, STI and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF CONSONUS

Consonus hereby represents and warrants to the Company and STI as follows:

2.1          Organization and Good Standing.

(a)           Consonus is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Consonus is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect on Consonus (a “Consonus Material Adverse Effect”).

(b)           Each of the Company, CAC Merger Sub and STI Merger Sub are duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

2.2          Authorization of Agreement.

(a)           Consonus has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Consonus in connection with the transactions contemplated by this Agreement (the “Consonus Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of Consonus Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required corporate action on the part of Consonus and, except for obtaining the stockholder approval for the adoption of this Agreement, no other corporate action on the part of Consonus is necessary to authorize the execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been, and each of Consonus Documents will be when executed at Closing, duly and validly executed and delivered by Consonus and (assuming due authorization, execution and delivery by STI) this Agreement constitutes, and each of Consonus Documents when so executed and delivered will constitute, legal, valid and binding obligations of Consonus, enforceable against Consonus in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)           Each of the Company, CAC Merger Sub and STI Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such entity in connection with the transactions contemplated by this Agreement (the “Newco Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of Newco Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required corporate action on the part of the applicable entity and no other corporate action on the part of any such entity is necessary to authorize the execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been, and each of Newco Documents will be when executed at Closing, duly and validly executed and delivered by the Company, CAC Merger Sub and STI Merger Sub and (assuming due authorization, execution and delivery by STI) this Agreement constitutes, and each of Newco Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, CAC Merger Sub and STI Merger Sub, as applicable, enforceable against such entity in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

2.3          Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 2.3(a), none of the execution and delivery by Consonus of this Agreement or the Consonus Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Consonus with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Consonus to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Consonus under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of Consonus; (ii) any contract or Permit to which Consonus is a party or by which any of the properties or assets of Consonus are bound; (iii) any Order applicable to Consonus or any of the properties or assets of Consonus; or (iv) any applicable Law, except in the case of clauses (ii) and (iv) for such violations, breaches, conflicts or defaults as could not reasonably be expected to have a Consonus Material Adverse Effect.

(b)           Except as set forth on Schedule 2.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Consonus in connection with (i) the execution and delivery of this Agreement, the Consonus Documents, the compliance by Consonus with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, except for those the failure of which to obtain would not result in a Consonus Material Adverse Effect or (ii) the continuing validity and effectiveness immediately following the Closing of any material Permit or Material Contract of Consonus.

2.4          Capitalization.

(a)           The authorized capital stock of Consonus consists of 10,000 shares of Series A preferred stock, no par value, and 15,000,000 shares of Series B preferred Stock, par value $0.10 per share (collectively, “Consonus Preferred Stock”), and 10,000 shares of common stock, no par value per share (“Consonus Common Stock”). As of the date hereof, there are 15,000,000 shares of Consonus Preferred Stock issued and outstanding and 5,254 shares of Consonus Common Stock issued and outstanding. All of the issued and outstanding shares of Consonus Preferred Stock and Consonus Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. All of the outstanding shares of Consonus Common Stock and Consonus Preferred Stock are owned of record by the holders and in the respective amounts as are set forth on Schedule 2.4(a).

(b)           Schedule 2.4(b) sets forth the holders of Consonus Options and warrants to purchase the capital stock of Consonus (the “Consonus Warrants”) and the respective number of shares of Consonus Common Stock subject to each outstanding Consonus Option and Consonus Warrant, and the applicable exercise price, expiration date and vesting date. Except for Consonus Options and Consonus Warrants described in Schedule 2.4(b), there is no existing option, warrant, call, right or contract requiring, and there are no securities of Consonus outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Consonus or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of Consonus. Except as set forth in Schedule 2.4(b), there are no obligations, contingent or otherwise, of Consonus to (i) repurchase, redeem or otherwise acquire any shares of Consonus Common Stock or Consonus Preferred Stock, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. Except as set forth on Schedule 2.4(b), there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to Consonus. There are no bonds, debentures, notes or other indebtedness of Consonus having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders of Consonus may vote. Except as set forth on Schedule 2.4(b), there are no voting trusts, irrevocable proxies or other contracts or understandings to which Consonus or any Consonus Holder is a party or is bound with respect to the voting or consent of any shares of Consonus Common Stock, Consonus Preferred Stock, Consonus Options or Consonus Warrants.

2.5          Consonus Subsidiaries and Affiliated Entities.

(a)           Schedule 2.5 sets forth the name of each entity in which Consonus holds, directly or indirectly, more than fifty percent (50%) of the voting securities of such entity (each a “Consonus Subsidiary”). Each Consonus Subsidiary is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified would not have a Consonus Material Adverse Effect.

(b)           Each Consonus Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted.

(c)           The outstanding shares of capital stock or equity interests of each Consonus Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equity interests represented as being owned by Consonus or any of the Consonus Subsidiaries are owned by them free and clear of any and all Liens, except as set forth in Schedule 2.5. No shares of capital stock are held by any Consonus Subsidiary as treasury stock. There is no existing option, warrant, call, right or contract to which any Consonus Subsidiary is a party requiring, and there are no convertible securities of any Consonus Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Consonus Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Consonus Subsidiary.

(d)           Consonus does not own, directly or indirectly, any capital stock or equity securities of any Person other than the Consonus Subsidiaries. Except as set forth on Schedule 2.5, there are no material restrictions on the ability of the Consonus Subsidiaries to make distributions of cash to their respective equity holders.

2.6          Corporate Records.

(a)           Consonus has delivered to STI true, correct and complete copies of the certificate of incorporation (certified by the Secretary of State of Delaware) and bylaws (certified by the secretary) of Consonus and the organizational documents of each of the Consonus Subsidiaries, each as amended and in effect on the date hereof, including all amendments thereto.

(b)           The minute books of Consonus and each Consonus Subsidiary previously made available to STI contain true, correct and complete records in all material respects of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and board of directors (including committees thereof) of Consonus and the Consonus Subsidiaries. The stock certificate books and stock transfer ledgers of Consonus and the Consonus Subsidiaries previously made available to STI are true, correct and complete. All stock transfer Taxes levied, if any, or payable with respect to all transfers of shares of Consonus prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

2.7          Financial Statements.

(a)           Consonus has delivered to STI copies of (i) the audited consolidated balance sheets of Consonus as at December 31, 2005 and the related audited consolidated statements of income and of cash flows of Consonus for the year then ended, and (ii) the unaudited consolidated balance sheet of Consonus as at August 31, 2006 and the related consolidated statements of income and cash flows of Consonus for the eight-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Consonus Financial Statements”). Each of the Consonus Financial Statements is complete and correct in all material respects, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied (except with respect to the unaudited financial statements which lack footnotes and other presentation items and are subject to normal year-end audit adjustments) by Consonus or such other entity without modification of the accounting principles used in the preparation thereof throughout the periods presented except as may be noted therein and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Consonus or such other entity as at the dates and for the periods indicated therein. The consolidated balance sheet of Consonus as at August 31, 2006 is referred to herein as the “Consonus Balance Sheet” and August 31, 2006 is referred to herein as the “Consonus Balance Sheet Date.”

(b)           All books, records and accounts of Consonus and the Consonus Subsidiaries are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws. Consonus and the Consonus Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           Consonus’ principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to their actual knowledge, to Consonus’ auditors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect Consonus’ ability to record, process, summarize and report financial data and have identified for Consonus’ auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Consonus’ internal controls. Notwithstanding the foregoing, Consonus is not representing that its internal controls meet the standards required by Section 404 of the Sarbanes-Oxley Act, nor are they required to meet such standards at this time.

(d)           Consonus currently has an internal record retention procedure appropriate for the conduct of the business as it has been conducted, with which it is in compliance in all material respects.

2.8          No Undisclosed Liabilities. Except as set forth on Schedule 2.8, neither Consonus nor any Consonus Subsidiary has any indebtedness or liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than (i) those specifically reflected on and fully reserved against in the Consonus Balance Sheet, (ii) those that are immaterial to Consonus or any Consonus Subsidiary or (iii) liabilities (but not indebtedness) incurred in the ordinary course of business since the Consonus Balance Sheet Date.

2.9          Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 2.9, since December 31, 2005 (i) Consonus and the Consonus Subsidiaries have conducted their business only in the ordinary course of business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Consonus Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2005, and except as set forth on Schedule 2.9:

(i)            there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets, excluding accounts receivable, of Consonus or any Consonus Subsidiary of more than $10,000 for any single loss or $25,000 for all such losses;

(ii)           there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Consonus or any repurchase, redemption or other acquisition by Consonus or any Consonus Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, Consonus or any Consonus Subsidiary;

(iii)          neither Consonus nor any Consonus Subsidiary has awarded or paid any bonuses to employees of Consonus or any Consonus Subsidiary with respect to the fiscal year most recently ended, except to the extent accrued on the Consonus Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of Consonus’ or any Consonus Subsidiary’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives, except in each case, in the ordinary course of business;

(iv)          there has not been any change by Consonus or any Consonus Subsidiary in accounting or Tax reporting principles, methods or policies;

(v)           neither Consonus nor any Consonus Subsidiary has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(vi)          neither Consonus nor any Consonus Subsidiary has entered into any material transaction or contract other than in the ordinary course of business and other than this Agreement;

(vii)         neither Consonus nor any Consonus Subsidiary has failed to promptly pay and discharge material current liabilities when due except where disputed in good faith or upon agreement with the third party for extended terms.

(viii)        neither Consonus nor any Consonus Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Consonus Holder or any director, officer, partner, stockholder or Affiliate of any Consonus Holder;

(ix)          except for capitalized leases entered into in the ordinary course of business, neither Consonus nor any Consonus Subsidiary has (A) mortgaged, pledged or subjected to any Lien any of its assets, or (B) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Consonus, except, in the case of clause (B), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business;

(x)           neither Consonus nor any Consonus Subsidiary has discharged or satisfied any Lien, or paid any liability, except in the ordinary course of business;

(xi)          neither Consonus nor any Consonus Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any contract or right except in the ordinary course of business and which, in the aggregate, would not be material to Consonus;

(xii)         neither Consonus nor any Consonus Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $5,000 individually or $25,000 in the aggregate;

(xiii)        neither Consonus nor any Consonus Subsidiary has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any material indebtedness, which shall not include purchase obligations under vendor or customer agreements entered into in the ordinary course of business;

(xiv)        neither Consonus nor any Consonus Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the ordinary course of business;

(xv)         neither Consonus nor any Consonus Subsidiary has instituted any Legal Proceeding or settled any Legal Proceeding which would in the aggregate be material to Consonus; and

(xvi)        neither the Consonus Principal Stockholder nor Consonus has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 2.9.

2.10        Taxes.

(a)           (1)           All Tax Returns required to be filed by or on behalf of each of Consonus, any Consonus Subsidiary and any Affiliated Group of which Consonus or any Consonus Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct; and (ii) except as set forth on Schedule 2.10(a), all Taxes payable by or on behalf of each of Consonus, any Consonus Subsidiary and any Affiliated Group of which Consonus or any Consonus Subsidiary is or was a member have been fully and timely paid. With respect to any period for which Taxes are not yet due or owing, Consonus has made due and sufficient accruals for such Taxes in the Consonus Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of Consonus and each Consonus Subsidiary.

(b)           Consonus and each Consonus Subsidiary have complied with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c)           Consonus has delivered to STI complete copies of (i) all federal, state, local and foreign income, franchise and all other material Tax Returns of Consonus and Consonus Subsidiaries relating to the taxable periods since its formation and (ii) any audit report issued since the formation of Consonus relating to any Taxes due from or with respect to Consonus or any Consonus Subsidiary.

(d)           Schedule 2.10(d) lists (i) all material types of Taxes paid, and all types of Tax Returns filed by or on behalf of Consonus or any Consonus Subsidiary, and (ii) all of the jurisdictions that impose such Taxes or with respect to which Consonus or any Consonus Subsidiary has a duty to file such Tax Returns. No claim has been made by a Taxing Authority in any jurisdiction where Consonus or any Consonus Subsidiary is or may be subject to Taxation by that jurisdiction with respect to any type of Tax for which such entity does not file Tax Returns in that jurisdiction.

(e)           All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, Consonus or any Consonus Subsidiary have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has Consonus or any Consonus Subsidiaries or any officer thereof received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of Consonus or any Consonus Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in Tax for any subsequent taxable period.

(f)            Neither Consonus nor any Consonus Subsidiary nor any other Person on behalf of Consonus or any Consonus Subsidiary has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to Consonus, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to Consonus, or any Consonus Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g)           No property owned by Consonus or any Consonus Subsidiary is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) leased property that is “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(h)           Consonus is not, and will not have been at any time during the five-year period ending on the Closing Date, a “U.S. real property holding corporation,” within the meaning of Section 897(c) of the Code.

(i)            Neither Consonus nor any Consonus Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j)            There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Consonus or any of its respective Affiliates by reason of Section 280G of the Code.

(k)           Neither Consonus nor any Consonus Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(l)            There are no Liens as a result of any unpaid Taxes upon any of the assets of Consonus or any Consonus Subsidiary, except for statutory liens covering Taxes not yet due and payable.

(m)          Neither Consonus nor any of Consonus Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which Consonus is the common parent.

(n)           Neither Consonus nor any of Consonus Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(o)           There is no taxable income of Consonus or any Consonus Subsidiaries that will be required under applicable Tax Law to be reported by the Company or any of its Affiliates, including Consonus or any of Consonus Subsidiaries, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(p)           Consonus and each Consonus Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(q)           Neither Consonus nor any Consonus Subsidiary currently has, or has ever had, a permanent establishment in any jurisdiction other than the United States, or has engaged in a trade or business in any jurisdiction other than the United States that subjected it to tax in such country.

(r)            Consonus and Consonus Subsidiaries have not participated in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

2.11        Real Property.

(a)           Schedule 2.11 sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by Consonus or any Consonus Subsidiary (the “Consonus Owned Real Properties”), (ii) all real property and interests in real property leased by Consonus or any Consonus Subsidiary with annual payments in excess of $10,000 (the “Consonus Real Property Leases” and, together with the Consonus Owned Properties, the “Consonus Real Properties”) as lessee or lessor, including a description of each such Consonus Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). Consonus and the Consonus Subsidiaries have good and marketable fee title to all Consonus Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Schedule 2.11 and (B) Permitted Exceptions. The Consonus Real Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of Consonus or any Consonus Subsidiary. To the Knowledge of Consonus, all of the Consonus Real Properties and all of the properties covered by Consonus Real Property Leases and buildings, fixtures and improvements thereon, (i) are in good operating condition (ordinary wear and tear excepted) without structural defects, and all mechanical and other systems located thereon are in good operating condition (ordinary wear and tear excepted), and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current uses. To the Knowledge of Consonus, none of the improvements located on the Consonus Real Properties constitutes a legal non-conforming use or otherwise requires any special dispensation, variance or special permit under any Laws. Consonus has delivered to STI, or shall deliver to STI within 5 business days of the date of this Agreement, true, correct and complete copies of (i) all deeds, title reports, surveys, engineering reports, environmental reports, rent rolls, insurance claims history and repair history for the Consonus Owned Properties in Consonus’ possession or control, and (ii) the Consonus Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. Except as set forth on Schedule 2.11, the Consonus Owned Real Properties, and to the Knowledge of Consonus, the properties covered by the Consonus Real Property Leases, are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy.

(b)           Each of Consonus and the Consonus Subsidiaries, as applicable, has a valid, binding and enforceable leasehold interest under each of the Consonus Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of the Consonus Real Property Leases is in full force and effect. Neither Consonus nor any Consonus Subsidiary is in material default under any Consonus Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Neither Consonus nor any Consonus Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a material default by Consonus or any Consonus Subsidiary under any of the Consonus Real Property Leases and, to the Knowledge of Consonus, no other party is in material default thereof, and no party to any Consonus Real Property Lease has exercised any termination rights with respect thereto.

(c)           Consonus and the Consonus Subsidiaries have all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Consonus Real Property, and Consonus and the Consonus Subsidiaries have fully complied in all material respects with all conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any Permit.

(d)           There does not exist any actual or, to the Knowledge of Consonus, threatened or contemplated condemnation or eminent domain proceedings that affect any Consonus Owned Real Properties or any part thereof, and none of Consonus or any Consonus Subsidiary has received any written notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e)           None of Consonus or any Consonus Subsidiary has received any written notice from any insurance company that has issued a policy with respect to any Consonus Real Property requiring performance of any structural or other repairs or alterations to such Consonus Real Property.

(f)            Except as set forth on Schedule 2.11(f), Consonus and the Consonus Subsidiaries do not own or hold and are not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

2.12        Tangible Personal Property.

(a)           Consonus and Consonus Subsidiaries have good and marketable title to all of the items of owned tangible personal property used in the business of Consonus and the Consonus Subsidiaries (except as sold or disposed of subsequent to the date hereof in the ordinary course of business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions and except as set forth on Schedule 2.12(a). Except as set forth on Schedule 2.12(a), all such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of Consonus and Consonus Subsidiaries are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b)           Schedule 2.12(b) sets forth all leases of personal property involving annual payments in excess of $10,000 relating to personal property used in the business of Consonus and the Consonus Subsidiaries or to which Consonus or any of Consonus Subsidiaries is a party or by which the properties or assets of Consonus or the Consonus Subsidiaries are bound (“Consonus Personal Property Leases”). All of the items of material personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Consonus has delivered to STI, or shall deliver to STI within 5 business days of the date of this Agreement, true, correct and complete copies of the Consonus Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)           Each of Consonus and the Consonus Subsidiaries has a valid and enforceable leasehold interest under each of the Consonus Personal Property Leases under which it is a lessee. Each of the Consonus Personal Property Leases is in full force and effect and neither Consonus nor any of the Consonus Subsidiaries has received or given any notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by Consonus or any of the Consonus Subsidiaries under any of the Consonus Personal Property Leases and, to the Knowledge of Consonus, no other party is in material default thereof, and no party to the Consonus Personal Property Leases has exercised any termination rights with respect thereto.

2.13        Intellectual Property.

(a)           Schedule 2.13(a) sets forth an accurate and complete list of all applied for, registered and/or issued Patents, Marks and Copyrights owned or used by Consonus or any Consonus Subsidiary. Schedule 2.13(a) lists (i) the current owner, (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, (iii) the respective issuance, registration or application number of each item and (iv) the dates of application, issuance and registration of each item.

(b)           Except as disclosed in Schedule 2.13(b), to Consonus’ Knowledge, Consonus or a Consonus Subsidiary is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all Intellectual Property used, sold or licensed by Consonus or Consonus Subsidiaries in their businesses as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified liens and licenses included in Schedule 2.13(e)).

(c)           To the Knowledge of Consonus, the Intellectual Property owned, used, practiced or otherwise commercially exploited by Consonus or any Consonus Subsidiary, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of the products or Technology in connection with the business as presently conducted and as currently proposed to be conducted, and Consonus’ and Consonus Subsidiaries’ present and currently proposed business practices and methods, do not infringe, violate or constitute an unauthorized use or misappropriation of any Patent, Copyright, Mark, Trade Secret or other similar right, of any Person (including pursuant to any non-disclosure agreements or obligations to which Consonus or any Consonus Subsidiary or any of their present or former employees is a party, and including any intellectual property that might exist with respect to open software or other intellectual property publicly available for certain types of use). The Intellectual Property owned by or licensed to Consonus and Consonus Subsidiaries includes all of the material Intellectual Property used by Consonus and Consonus Subsidiaries to conduct their business in the manner in which such business is currently being conducted.

(d)           Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 2.13(d), neither Consonus nor any of Consonus Subsidiaries is currently required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the business of Consonus and Consonus Subsidiaries as currently conducted or proposed to be conducted.

(e)           Schedule 2.13(e) sets forth a complete and accurate list of all contracts to which Consonus or any Consonus Subsidiary is a party (other than commercial off-the-shelf software) (i) granting any Intellectual Property Licenses (other than as provided in Consonus’ standard form of customer contract), (ii) containing a covenant not to compete or otherwise limiting its ability to use or exploit fully any of the Intellectual Property, except as, which individually or in the aggregate, would not be expected to have a Materially Adverse Effect on Consonus or (iii) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property. Consonus has delivered to STI, or shall deliver to STI within 5 business days of the date of this Agreement, true, correct and complete copies of each contract set forth on Schedule 2.13(e), together with all amendments, modifications or supplements thereto.

(f)            Each of the material Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of Consonus and/or Consonus Subsidiaries, enforceable against them in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principals of equity (regardless of whether considered in a proceeding in equity or at law). Neither Consonus nor any Consonus Subsidiary is in material default under any Intellectual Property License, nor, to the Knowledge of Consonus, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto, except in the ordinary course of business.

(g)           No Trade Secret of Consonus or any Consonus Subsidiary as presently conducted has been authorized to be disclosed or, to Consonus’ Knowledge, has been actually disclosed by Consonus or, to Consonus’ Knowledge, any Consonus Subsidiary to any employee or any third party other than pursuant to Consonus policy including restrictions on the disclosure and use of the Intellectual Property consistent with commercially reasonable practices in the industry in which Consonus and Consonus Subsidiaries operate. Consonus and Consonus Subsidiaries have taken reasonably adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of Consonus and Consonus Subsidiaries, including invention disclosures, not the subject of any patents owned or patent applications filed by Consonus or a Consonus Subsidiary, which measures are consistent with commercially reasonable practices in the industry in which Consonus and Consonus Subsidiaries operate.

(h)           Except as set forth on Schedule 2.13(h), as of the date hereof, neither Consonus nor any of Consonus Subsidiaries is the subject of any pending or, to the Knowledge of Consonus, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use, or violation of any intellectual property rights of any Person against Consonus or Consonus Subsidiaries or challenging the ownership, use, validity or enforceability of any material Intellectual Property. Neither Consonus nor any Consonus Subsidiary has received notice of any such threatened claim and, to the Knowledge of Consonus, there are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, misappropriation or violation of any intellectual property rights of any Person against Consonus or any Consonus Subsidiary, or challenging the ownership, use, validity or enforceability of any material Intellectual Property.

(i)            To the Knowledge of Consonus, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of Consonus or any Consonus Subsidiary, and no such claims have been made against any Person by Consonus or any Consonus Subsidiary. There are no Orders to which Consonus is a party or by which Consonus is bound which restrict, in any material respect, the right to use any of the Intellectual Property.

(j)            The consummation of the transactions contemplated hereby will not result in the loss or impairment of Consonus’ right to own or use any of the Intellectual Property.

(k)           Except as set forth on Schedule 2.13(k), no present or former employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by Consonus. Except as set forth on Schedule 2.13(k), to the Knowledge of Consonus, no employee, consultant or independent contractor of Consonus is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by Consonus, in material default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(l)            Schedule 2.13(l) sets forth a complete and accurate list of (i) all Software that is owned exclusively by Consonus or any Consonus Subsidiary that is material to the operation of the business of Consonus or any Consonus Subsidiary and (ii) all Software that is used by Consonus or any Consonus Subsidiary in the business of Consonus or any Consonus Subsidiary that is not exclusively owned by Consonus or any Consonus Subsidiary, excluding commercial off-the-shelf Software.

(m)          No open source Software or freeware has been incorporated into the products of Consonus that would in any way limit the ability to make, use or sell any such product or that would transfer the rights of ownership in any Intellectual Property or Software of Consonus to a third party.

(n)           Consonus has complied in all material respects with all (i) applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of its operations and (ii) rules, policies and procedures established by Consonus from time to time with respect to privacy, publicity, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of Consonus. No claims alleging a violation of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures have been asserted or to Consonus’ Knowledge threatened against Consonus by any Person. With respect to all personal information and user information described in this Section 2.13(n), Consonus has taken such steps as it deems commercially reasonably necessary (including, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse to the extent required by applicable Laws.

2.14        Material Contracts.

(a)           Schedule 2.14(a) sets forth, by reference to the applicable subsection of this Section 2.14(a), all of the following contracts to which Consonus or any of Consonus Subsidiaries is a party or by which any of them or their respective assets of properties are bound provided, however, that any contract reference under any subsection will be deemed disclosed for all subsections of this Section 2.14 (collectively, the “Consonus Material Contracts”):

(i)            contracts with any Consonus Principal Stockholder or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of Consonus or any of Consonus Subsidiaries;

(ii)           contracts with any labor union or association representing any employee of Consonus or any of Consonus Subsidiaries;

(iii)          contracts for the sale of any of the assets of Consonus or any of Consonus Subsidiaries other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv)          contracts for joint ventures, strategic alliances, partnerships, licensing arrangements (other than as provided in Consonus’ standard form of customer contract), or sharing of profits or proprietary information;

(v)           except as, which individually or in the aggregate, would not be expected to have a Material Adverse Effect on Consonus, contracts containing covenants of Consonus or any of Consonus Subsidiaries not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with Consonus or any of Consonus Subsidiaries in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(vi)          contracts relating to the acquisition during 2004, 2005 or 2006 (by merger, purchase of stock or assets or otherwise) by Consonus or any of Consonus Subsidiaries of any operating business or material assets or the capital stock of any other Person;

(vii)         except for capitalized leases entered into in the ordinary course of business, contracts relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien on any of the assets of Consonus or any Consonus Subsidiary, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii)        purchase contracts (A) for assets included in the cost-of sale giving rise to liabilities of Consonus or any of Consonus Subsidiaries in excess of $25,000 in any fiscal year, and (B) for other assets giving rise to liabilities of Consonus or any of Consonus Subsidiaries in excess of $10,000 in any fiscal year;

(ix)          all contracts providing for payments by or to Consonus or any Consonus Subsidiaries in excess of $50,000 in any fiscal year; provided however, that with respect to customer contracts entered into in the ordinary course of business, providing for payments to Consonus or any Consonus Subsidiaries in excess of $100,000 in any fiscal year;

(x)           all customer contracts making up a total of twenty-five percent (25%) of Consonus’ total customer revenue during the past eighteen months ranked beginning with the largest.

(xi)          all contracts obligating Consonus or any of Consonus Subsidiaries to provide or obtain products or services for a period of one year or more or requiring Consonus to purchase or sell a stated portion of its requirements or outputs;

(xii)         contracts under which Consonus or any of Consonus Subsidiaries has made advances or loans to any other Person;

(xiii)        contracts providing for severance, retention, change in control or other similar payments;

(xiv)        contracts for the employment of any individual on a full-time, part-time or other basis providing base annual compensation in excess of $50,000 and having a remaining term of more than one year from the date hereof;

(xv)         management contracts and contracts with independent contractors or consultants (or similar arrangements) providing for payments in excess of $100,000 per fiscal year and that are not cancelable without penalty or further payment and without more than 90 days’ notice;

(xvi)        outstanding contracts of guaranty, surety or indemnification, direct or indirect, by Consonus or any of the Consonus Subsidiaries involving more than $50,000 in any fiscal year; and

(xvii)       contracts that are otherwise material to Consonus and the Consonus Subsidiaries.

(b)           Each of the Consonus Material Contracts is in full force and effect and is the legal, valid and binding obligation of Consonus or any Consonus Subsidiary which is  party thereto, and, to the Knowledge of Consonus, of the other parties thereto enforceable against each of them in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 2.14(b), continue in full force and effect without material penalty or other material adverse consequence. Neither Consonus nor any Consonus Subsidiary is in material default under any Consonus Material Contract, nor, to the Knowledge of Consonus, is any other party to any Consonus Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on Consonus, any Consonus Subsidiary or any other party thereunder. No party to any of the Consonus Material Contracts has exercised any termination rights with respect thereto except in the ordinary course of business, and no party has given notice of any significant dispute with respect to any Consonus Material Contract. Consonus has delivered to STI, or shall deliver to STI within 5 business days of the date of this Agreement, true, correct and complete copies of all of the Consonus Material Contracts, together with all amendments, modifications or supplements thereto.

2.15        Employee Benefit Plans.

(a)           Schedule 2.15 sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, incentive, stock purchase or other equity or equity-based compensation, deferred compensation, change in control, retention, termination, severance, sick leave, vacation pay, educational assistance, employee loan, salary continuation for disability, hospitalization, health insurance, life insurance and  scholarship plans, programs, policies, agreements and arrangements maintained by Consonus or any of Consonus Subsidiaries or to which Consonus or any of Consonus Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of Consonus or any of Consonus Subsidiaries (the “Consonus Employees”) or to which Consonus or any of Consonus Subsidiaries has any obligation or liability, contingent or otherwise (collectively, the “Consonus Plans”). No Consonus Plan is an “employee pension plan” (as defined in Section 3(2) of ERISA) and subject to Title IV of ERISA or Section 412 of the Code (a “Title IV Plan”), nor does Consonus have any obligation or liability, contingent or otherwise, to a Title IV Plan, including any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b)           Correct and complete copies of the following documents, with respect to each of Consonus Plans, have been made available or delivered to STI by Consonus, or shall be delivered to STI by Consonus within 5 business days of the date of this Agreement, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) written summaries of all non-written Consonus Plans.

(c)           Consonus Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state Laws and regulations.

(d)           Consonus Plans intended to qualify under Section 401 of the Code have either (i) received a determination from the IRS that they are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt, or (ii) are in a prototype or volume submitter plan document that has been pre-approved by the IRS as evidenced by a letter from the IRS, and nothing has occurred with respect to the operation of Consonus Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(e)           All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of Consonus Plans have been timely made.

(f)            There are no pending actions, claims or lawsuits that have been asserted or instituted relating to or arising from Consonus Plans, the assets of any of the trusts under Consonus Plans or the sponsor or administrator of any of Consonus Plans, or against any fiduciary of Consonus Plans with respect to the operation of any of Consonus Plans (other than routine benefit claims), nor does Consonus have any Knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit.

(g)           None of Consonus Plans provides for post-employment life insurance or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or at the expense of the participant or the participant’s beneficiary.

(h)           Except as set forth on Schedule 2.15(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Consonus Employee, (ii) increase any benefits otherwise payable under any Consonus Plan or (iii) result in the acceleration of the time of payment or vesting of any rights with respect to such benefits under any Consonus Plan.

(i)            Any individual who performs services for Consonus (other than through a contract with an organization other than such individual) and who is not treated as an employee of Consonus for Federal income tax purposes by Consonus is not an employee for such purposes.

2.16        Labor and Employment Matters.

(a)           Consonus and Consonus Subsidiaries have complied in all material respects with all applicable Laws respecting employment and employment practices, WARN and any similar state or local “mass layoff” or “plant closing” Law, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax  terms and conditions of employment, wages and hours, occupational safety and health, collective bargaining, discrimination civil rights, including Laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

(b)           Except as disclosed in Schedule 2.16(b),

(i)            except for routine government inquiries, examinations and inspections which Consonus and Consonus Subsidiaries have no reason to believe are material, there are no charges, governmental audits, investigations, administrative proceedings or complaints concerning the employment practices of Consonus or Consonus Subsidiaries pending or, to the Knowledge of Consonus, threatened, before any federal, state or local agency or court and, to the Knowledge of Consonus, no basis for any such matter exists;

(ii)           except for routine government inquiries, examinations and inspections which Consonus and Consonus Subsidiaries have no reason to believe are material,

there are no inquiries, investigations or monitoring of activities pending or, to the Knowledge of Consonus, threatened, by any state professional board or agency charged with regulating the professional activities of any licensed, registered, or certified professional personnel employed by, credentialed or privileged by, or otherwise affiliated with Consonus and Consonus Subsidiaries and who provides services to Consonus and Consonus Subsidiaries;

(c)           Neither Consonus nor any of Consonus Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Consonus or any of Consonus Subsidiaries. Consonus has delivered or otherwise made available to STI true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 2.16(c), together with all amendments, modifications or supplements thereto.

(d)           There are no strikes, work stoppages, slowdowns, lockouts, arbitrations, unfair labor practice charges or material grievances or other labor disputes pending or, to the Knowledge of Consonus, threatened against or involving Consonus or any of Consonus Subsidiaries. Except as set forth on Schedule 2.16(d), there are no complaints, charges or claims against Consonus or any of Consonus Subsidiaries pending or, to Knowledge of Consonus, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.

(e)           Schedule 2.16(e) sets forth the current total accrued but unpaid compensation of each of the executive officers of Consonus (including salary, bonus, stock awards, option awards, non-equity incentive plan compensation and all other compensation and perquisites) and the expected accrued but unpaid compensation of each of the executive officers of Consonus for the year ending December 31, 2006.

2.17        Litigation. Except as set forth in Schedule 2.17, (i) there is no material Legal Proceeding pending or, to the Knowledge of Consonus, threatened against Consonus or any of Consonus Subsidiaries (or to the Knowledge of Consonus, pending or threatened, against any of the officers, directors or employees of Consonus or any of Consonus Subsidiaries with respect to their business activities on behalf of Consonus), or to which Consonus or any of Consonus Subsidiaries is otherwise a party before any Governmental Body; and (ii) to the Knowledge of Consonus there is no reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 2.17, neither Consonus nor any Consonus Subsidiary is subject to any Order, and neither Consonus nor any Consonus Subsidiary is in breach or violation of any Order. Except as set forth on Schedule 2.17, neither Consonus nor any Consonus Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of Consonus, threatened against Consonus or to which Consonus is otherwise a party relating to this Agreement or, any Consonus Document or the transactions contemplated hereby or thereby.

2.18        Compliance with Laws; Permits.

(a)           Consonus and Consonus Subsidiaries are, and since December 31, 2003 have been, in compliance with all material Laws applicable to its business, operations or assets.

Since such date, Consonus and Consonus Subsidiaries have not received any notice of or been charged with the violation of any Laws. To Consonus’ Knowledge, neither Consonus nor any of the Consonus Subsidiaries is under investigation with respect to the violation of any Laws and, to the Knowledge of Consonus, there are no facts or circumstances which could form the reasonable basis for any such violation.

(b)           Schedule 2.18 contains a list of all Permits which are required for the operation of the business of Consonus and Consonus Subsidiaries as presently conducted other than those the failure of which to possess is immaterial in the aggregate (“Consonus Permits”). Consonus and Consonus Subsidiaries currently have all of the Consonus Permits. Neither Consonus nor any Consonus Subsidiary is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Consonus Permit, and to the Knowledge of Consonus, there are no facts or circumstances which could form the reasonable basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of Consonus, threatened, relating to the suspension, revocation or modification of any Consonus Permit. Assuming those consents and filings set forth on Schedule 2.18 are timely obtained or made, none of the material Consonus Permits will be materially adversely impaired or in any way materially adversely affected by the consummation of the transactions contemplated by this Agreement.

2.19        Environmental Matters. Except as set forth on Schedule 2.19 hereto, the operations of Consonus and each of the Consonus Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying in all material respects with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of Consonus, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of Consonus, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits. With respect to the Consonus Owned Real Properties, and to Consonus’ Knowledge, the properties covered by the Consonus Real Property Leases, no condition exists that may reasonably be expected to give rise to any claim, order, directive, citation or cause of action based upon any Environmental Laws.

2.20        Insurance. Consonus and Consonus Subsidiaries have insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which Consonus and Consonus Subsidiaries are bound, and (b) which are in such amounts, with such deductibles or retention amounts and against such risks and losses, as are reasonable for the business, assets and properties of Consonus and Consonus Subsidiaries. Set forth in Schedule 2.20 is a list of all insurance policies and all fidelity bonds or other financial assurance required by any Consonus Material Contract held by or applicable to Consonus or any Consonus Subsidiaries,  setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage, deductible or retention amount and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Except as set forth on Schedule 2.20, no event relating specifically to Consonus or any Consonus Subsidiaries has occurred which could reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a material prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two years and, to the Knowledge of Consonus and Consonus Subsidiaries, no threat has been made to cancel any insurance policy of Consonus or Consonus Subsidiaries during such period. Except as noted on Schedule 2.20, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including the failure by Consonus to give any notice or information or Consonus giving any inaccurate or erroneous notice or information, which limits or impairs the material rights of Consonus under any such insurance policies.

2.21        Accounts and Notes Receivable and Payable. All accounts and notes receivable of Consonus and Consonus Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms. Except as set forth on Schedule 2.21, none of the accounts or the notes receivable of Consonus are subject to any setoffs or counterclaims in excess of reserves. All accounts payable of Consonus reflected in the Consonus Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid, are not yet due and payable or are being paid consistent with past practice.

2.22        Consonus Related Party Transactions. Except as set forth on Schedule 2.22, no employee, officer, director, stockholder or member of Consonus or any of the Consonus Subsidiaries, any member of his or her immediate family or any of their respective Affiliates (“Consonus Related Persons”) (a) owes any amount to Consonus or any of Consonus Subsidiaries nor does Consonus or any of Consonus Subsidiaries owe any amount to, or has Consonus or any of Consonus Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Consonus Related Person, (b) is involved in any business arrangement or other relationship with Consonus or any of Consonus Subsidiaries (whether written or oral), (c) owns any property or right, tangible or intangible, that is used by Consonus or any of Consonus Subsidiaries or (d) has any claim or cause of action against Consonus or any of Consonus Subsidiaries owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Consonus or any Consonus Subsidiary; provided that for clause (d), such representation as it relates to employees who are not officers or directors is only given to Consonus’ Knowledge.

2.23        Customers and Suppliers.

(a)           Schedule 2.23 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of Consonus and/or the Consonus Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years (or partial fiscal year) ended December 31, 2005 and December 31, 2004, showing the approximate total sales by

Consonus and Consonus Subsidiaries to each such customer and the approximate total purchases by Consonus and Consonus Subsidiaries from each such supplier, during such period.

(b)           Except as set forth on Schedule 2.23, since December 31, 2005, no customer or supplier listed on Schedule 2.23 has terminated its relationship with Consonus and Consonus Subsidiaries or materially reduced or changed the pricing or other terms of its business with Consonus and Consonus Subsidiaries and, to the Knowledge of Consonus, no customer or supplier listed on Schedule 2.23 has notified Consonus and Consonus Subsidiaries that it intends to terminate or materially reduce or change the pricing or other terms of its business with Consonus and Consonus Subsidiaries.

2.24        Banks; Power of Attorney. Schedule 2.24 contains a complete and correct list of the names and locations of all banks in which Consonus or any Consonus Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 2.24, no person holds a power of attorney to act on behalf of Consonus or any Consonus Subsidiary.

2.25        Financial Advisors. Except as set forth on Schedule 2.25, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Consonus or any Consonus Subsidiary in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof, other than Persons who may be entitled to fees, commissions or like payments solely as a result of the initial public offering of the Company’s common stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STI

STI hereby represents and warrants to the Company and Consonus as follows:

3.1          Organization and Good Standing. STI is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. STI is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect on STI (a “STI Material Adverse Effect”).

3.2          Authorization of Agreement. STI has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by STI in connection with the transactions contemplated by this Agreement (the “STI Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of STI Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required corporate action on the part of STI and, except for obtaining the shareholder approval for the adoption of this Agreement, no other corporate action on the part of STI is necessary to authorize the execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been, and each of STI Documents will be when executed at Closing, duly and validly executed and delivered by STI and (assuming due authorization, execution and delivery by Consonus and the Company) this Agreement constitutes, and each of STI Documents when so executed and delivered will constitute, legal, valid and binding obligations of STI, enforceable against STI in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

3.3          Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 3.3(a), none of the execution and delivery by STI of this Agreement or the STI Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by STI with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of STI to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of STI under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of STI; (ii) any contract or Permit to which STI is a party or by which any of the properties or assets of STI are bound; (iii) any Order applicable to STI or any of the properties or assets of STI; or (iv) any applicable Law, except in the case of clauses (ii) and (iv) for such violations, breaches, conflicts or defaults as could not reasonably be expected to have a STI Material Adverse Effect.

(b)           Except as set forth on Schedule 3.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of STI in connection with (i) the execution and delivery of this Agreement, the STI Documents, the compliance by STI with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, except for those the failure of which to obtain, would not result in a STI Material Adverse Effect or (ii) the continuing validity and effectiveness immediately following the Closing of any material Permit or Material Contract of STI.

3.4          Capitalization.

(a)           The authorized capital stock of STI consists of 5,000,000 shares of preferred stock, no par value (“STI Preferred Stock”) and 30,000,000 shares of common stock, no par value (“STI Common Stock”). As of the date hereof, there are no shares of STI Preferred Stock issued and outstanding and 14,818,088 shares of STI Common Stock issued and outstanding. All of the issued and outstanding shares of STI Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. All of the outstanding shares of STI Common Stock are owned of record by the holders and in the respective amounts as are set forth on Schedule 3.4(a).

(b)           Schedule 3.4(b) sets forth the holders of STI Stock Options and warrants to purchase the capital stock of STI (“STI Warrants”) and the respective number of shares of STI Common Stock subject to each outstanding STI Stock Option and STI Warrant, and the applicable exercise price and expiration date. Except for STI Options and STI Warrants described in Schedule 3.4(b), there is no existing option, warrant, call, right or contract requiring, and there are no securities of STI outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of STI or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of STI. Except as set forth in Schedule 3.4(b), there are no obligations, contingent or otherwise, of STI to (i) repurchase, redeem or otherwise acquire any shares of STI Common Stock or STI Preferred Stock, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. Except as set forth on Schedule 3.4(b), there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to STI. There are no bonds, debentures, notes or other indebtedness of STI having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders of STI may vote. Except as set forth on Schedule 3.4(b), there are no voting trusts, irrevocable proxies or other contracts or understandings to which STI or any Holder is a party or is bound with respect to the voting or consent of any shares of STI Common Stock, STI Preferred Stock, STI Options, or STI Warrants.

3.5          STI Subsidiaries and Affiliated Entities.

(a)           Schedule 3.5 sets forth the name of each entity in which STI holds, directly or indirectly, more than fifty percent (50%) of the voting securities of such entity (each a “STI Subsidiary”). Each STI Subsidiary is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified would not have a STI Material Adverse Effect.

(b)           Each STI Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted.

(c)           The outstanding shares of capital stock or equity interests of each STI Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equity interests represented as being owned by STI or any of the STI Subsidiaries are owned by them free and clear of any and all Liens, except as set forth in Schedule 3.5. No shares of capital stock are held by any STI Subsidiary as treasury stock. There is no existing option, warrant, call, right or contract to which any STI Subsidiary is a party requiring, and there are no convertible securities of any STI Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any STI Subsidiary or other securities convertible into shares of capital stock or other equity interests of any STI Subsidiary.

(d)           STI does not own, directly or indirectly, any capital stock or equity securities of any Person other than the STI Subsidiaries. Except as set forth on Schedule 3.5, there are no material restrictions on the ability of the STI Subsidiaries to make distributions of cash to their respective equity holders.

3.6          Corporate Records.

(a)           STI has delivered to Consonus true, correct and complete copies of the articles of incorporation (certified by the Secretary of State of North Carolina) and bylaws (certified by the secretary) of STI and the organizational documents of each of STI Subsidiaries, each as amended and in effect on the date hereof, including all amendments thereto.

(b)           The minute books of STI and each STI Subsidiary previously made available to Consonus contain true, correct and complete records in all material respects of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and board of directors (including committees thereof) of STI and the STI Subsidiaries. The stock certificate books and stock transfer ledgers of STI and the STI Subsidiaries previously made available to Consonus are true, correct and complete. All stock transfer taxes levied, if any, or payable with respect to all transfers of shares of STI prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

3.7          Financial Statements.

(a)           STI has delivered to Consonus copies of (i) the audited consolidated balance sheets of STI as at December 31, 2005, 2004 and 2003 and the related audited consolidated statements of income and of cash flows of STI for the years then ended, and (ii) the unaudited consolidated balance sheet of STI as at August 31, 2006 and the related consolidated statements of income and cash flows of STI for the eight-month period then ended, (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “STI Financial Statements”). Each of the STI Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied (except with respect to the unaudited financial statements which lack footnotes and other presentation items and are subject to normal year-end audit adjustments) by STI or such other entity without modification of the accounting principles used in the preparation thereof throughout the periods presented except as may be noted therein and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of STI or such other entity as at the dates and for the periods indicated therein. The consolidated balance sheet of STI as at August 31, 2006 is referred to herein as the “STI Balance Sheet” and August 31, 2006 is referred to herein as the “STI Balance Sheet Date.”

(b)           All books, records and accounts of STI and the STI Subsidiaries are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws. STI and the STI Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that:

(i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           STI’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to their actual knowledge, to STI’s auditors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect STI’s ability to record, process, summarize and report financial data and have identified for STI’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in STI’s internal controls. Notwithstanding the foregoing, STI is not representing that its internal controls meet the standards required by Section 404 of the Sarbanes-Oxley Act, nor are they required to meet such standards at this time.

(d)           STI currently has an internal record retention procedure, with which it is in compliance in all material respects.

3.8          No Undisclosed Liabilities. Except as set forth on Schedule 3.8, neither STI nor any STI Subsidiary has any indebtedness or liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than (i) those specifically reflected on and fully reserved against in the STI Balance Sheet, (ii) those that are immaterial to STI or any STI Subsidiary or (iii) liabilities (but not indebtedness) incurred in the ordinary course of business since the STI Balance Sheet Date.

3.9          Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.9, since December 31, 2005 (i) STI and the STI Subsidiaries have conducted their business only in the ordinary course of business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a STI Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2005, and except as set forth on Schedule 3.9:

(i)            there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets, excluding accounts receivable, of STI or any STI Subsidiary of more than $50,000 for any single loss or $100,000 for all such losses;

(ii)           there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of STI or any repurchase, redemption or other acquisition by STI or any STI Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, STI or any STI Subsidiary;

(iii)          neither STI nor any STI Subsidiary has awarded or paid any bonuses to employees of STI or any STI Subsidiary with respect to the fiscal year most recently ended, except to the extent accrued on the STI Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of STI’s or any STI Subsidiary’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives, except in each case, in the ordinary course of business;

(iv)          there has not been any change by STI or any STI Subsidiary in accounting or Tax reporting principles, methods or policies;

(v)           neither STI nor any STI Subsidiary has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(vi)          neither STI nor any STI Subsidiary has entered into any material transaction or contract (not including contracts disclosed on Schedule 3.14(a) as a Material Contract) other than in the ordinary course of business and other than this Agreement;

(vii)         neither STI nor any STI Subsidiary has failed to promptly pay and discharge material current liabilities when due except where disputed in good faith or upon agreement with the third party for extended terms;

(viii)        neither STI nor any STI Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any STI Holder or any director, officer, partner, stockholder or Affiliate of any STI Holders;

(ix)          except for capitalized leases entered into in the ordinary course of business, neither STI nor any STI Subsidiary has (A) mortgaged, pledged or subjected to any Lien any of its assets, or (B) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of STI, except, in the case of clause (B), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business;

(x)           neither STI nor any STI Subsidiary has discharged or satisfied any Lien, or paid any liability, except in the ordinary course of business;

(xi)          neither STI nor any STI Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any contract or right except in the ordinary course of business and which, in the aggregate, would not be material to STI;

(xii)         neither STI nor any STI Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $25,000 individually or $100,000 in the aggregate;

(xiii)        neither STI nor any STI Subsidiary has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any material indebtedness, which shall not include purchase obligations under vendor or customer agreements entered into in the ordinary course of business;

(xiv)        neither STI nor any STI Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the ordinary course of business;

(xv)         neither STI nor any STI Subsidiary has instituted any Legal Proceeding or settled any Legal Proceeding which would in the aggregate be material to STI; and

(xvi)        neither any of the STI Principal Stockholders nor STI has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 3.9.

3.10        Taxes.

(a)           (2)           All Tax Returns required to be filed by or on behalf of each of STI, any STI Subsidiary and any Affiliated Group of which STI or any STI Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct; and (ii) all Taxes payable by or on behalf of each of STI, any STI Subsidiary and any Affiliated Group of which STI or any STI Subsidiary is or was a member have been fully and timely paid. With respect to any period for which Taxes are not yet due or owing, STI has made due and sufficient accruals for such Taxes in the STI Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of STI and each STI Subsidiary.

(b)           STI and each STI Subsidiary have complied with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c)           Within five (5) business days following the date of this Agreement, STI will have delivered to Consonus complete copies of (i) all federal, state, local and foreign income, franchise and all other material Tax Returns of STI and STI Subsidiaries relating to the taxable periods for the last three (3) years, and (ii) any audit report issued within the last three (3) years relating to any Taxes due from or with respect to STI or any STI Subsidiary.

(d)           Schedule 3.10(d) lists (i) all material types of Taxes paid, and all types of Tax Returns filed by or on behalf of STI or any STI Subsidiary, and (ii) all of the jurisdictions that impose such Taxes or with respect to which STI or any STI Subsidiary has a duty to file such Tax Returns. No claim has been made by a Taxing Authority in any jurisdiction where STI or any STI Subsidiary is or may be subject to Taxation by that jurisdiction with respect to any type of Tax for which such entity does not file Tax returns in that jurisdiction.

(e)           All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, STI or any STI Subsidiary have been fully paid except with respect to sales and use taxes owed to the State of Tennessee as reflected on the STI Balance Sheet and subject to a payment plan as to which STI is current in all payments, and there are no other audits or investigations by any Taxing Authority in progress, nor has STI or any STI Subsidiaries or any officer thereof received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of STI or any STI Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in Tax for any subsequent taxable period.

(f)            Neither STI nor any STI Subsidiary nor any other Person on behalf of STI or any STI Subsidiary has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to STI, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to STI or any STI Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g)           No property owned by STI or any STI Subsidiary is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) leased property that is “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(h)           STI is not, and will not have been at any time during the five-year period ending on the Closing Date, a “U.S. real property holding corporation,” within the meaning of Section 897(c) of the Code.

(i)            Neither STI nor any STI Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j)            Other than as set forth in Section 4.16, there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by STI or any of its respective Affiliates by reason of Section 280G of the Code.

(k)           Neither STI nor any STI Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(l)            There are no Liens as a result of any unpaid Taxes upon any of the assets of STI or any STI Subsidiary, except for statutory liens covering Taxes not yet due and payable or Taxes being paid pursuant to a payment plan with which STI is in compliance and which are reflected on the STI Balance Sheet.

(m)          Neither STI nor any of STI Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which STI is the common parent.

(n)           Neither STI nor any of STI Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(o)           Except for amounts paid under Maintenance Manager Support Contracts and Managed Service Contracts, there is no taxable income of STI or any STI Subsidiaries that will be required under applicable Tax Law to be reported by the Company or any of its Affiliates, including STI or any of STI Subsidiaries, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(p)           STI and each STI Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(q)           Neither STI nor any STI Subsidiary currently has, or has ever had, a permanent establishment in any jurisdiction other than the United States, or has engaged in a trade or business in any jurisdiction other than the United States that subjected it to tax in such country.

(r)            STI and STI Subsidiaries have not participated in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

3.11        Real Property.

(a)           Schedule 3.11 sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by STI or any STI Subsidiary (the “STI Owned Real Properties”), and (ii) all real property and interests in real property leased by STI or any STI Subsidiary with annual payments in excess of $10,000 (the “STI Real Property Leases” and, together with the STI Owned Properties, the “STI Real Properties”) as lessee or lessor, including a description of each such STI Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). STI and the STI Subsidiaries have good and marketable fee title to all STI Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Schedule 3.11 and (B) Permitted Exceptions.

The STI Real Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of STI or any STI Subsidiary. To the Knowledge of STI, all of the STI Real Properties and all of the properties covered by STI Real Property Leases and buildings, fixtures and improvements thereon, (i) are in good operating condition (ordinary wear and tear excepted) without structural defects, and all mechanical and other systems located thereon are in good operating condition (ordinary wear and tear excepted), and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current uses. To the Knowledge of STI, none of the improvements located on the STI Real Properties constitutes a legal non-conforming use or otherwise requires any special dispensation, variance or special permit under any Laws. STI has delivered to Consonus, or shall deliver to Consonus within 5 business days of the date of this Agreement, true, correct and complete copies of (i) all deeds, title reports, surveys, engineering reports, environmental reports, rent rolls, insurance claims history and repair history for the STI Owned Properties in STI’s possession or control and (ii) the STI Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. Except as set forth on Schedule 3.11, the STI Owned Real Properties, and to the Knowledge of STI, the properties covered by the STI Real Property Leases, are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy.

(b)           Each of STI and the STI Subsidiaries, as applicable, has a valid, binding and enforceable leasehold interest under each of the STI Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of the STI Real Property Leases is in full force and effect. Neither STI nor any STI Subsidiary is in material default under any STI Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Neither STI nor any STI Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a material default by STI or any STI Subsidiary under any of the STI Real Property Leases and, to the Knowledge of STI, no other party is in material default thereof, and no party to any STI Real Property Lease has exercised any termination rights with respect thereto.

(c)           STI and STI Subsidiaries have all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each STI Real Property, and STI and the STI Subsidiaries have fully complied in all material respects with all conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any Permit.

(d)           There does not exist any actual or, to the Knowledge of STI, threatened or contemplated condemnation or eminent domain proceedings that affect any STI Owned Real Properties or any part thereof, and none of STI or any STI Subsidiary has received any written notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e)           None of STI or any STI Subsidiary has received any written notice from any insurance company that has issued a policy with respect to any STI Real Property requiring performance of any structural or other repairs or alterations to such STI Real Property.

(f)            Except as set forth on Schedule 3.11(f), STI and the STI Subsidiaries do not own or hold and are not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

3.12        Tangible Personal Property.

(a)           STI and STI Subsidiaries have good and marketable title to all of the items of owned tangible personal property used in the business of STI and the STI Subsidiaries (except as sold or disposed of subsequent to the date hereof in the ordinary course of business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions and except as set forth on Schedule 3.12(a). Except as set forth on Schedule 3.12(a), all such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of STI and STI Subsidiaries are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b)           Schedule 3.12(b) sets forth all leases of personal property involving annual payments in excess of $10,000 relating to personal property used in the business of STI and the STI Subsidiaries or to which STI or any of STI Subsidiaries is a party or by which the properties or assets of STI or the STI Subsidiaries is bound (“STI Personal Property Leases”). All of the items of material personal property under the STI Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. STI has delivered to Consonus, or shall deliver to Consonus within 5 business days of the date of this Agreement, true, correct and complete copies of the STI Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)           Each of STI and the STI Subsidiaries has a valid and enforceable leasehold interest under each of the STI Personal Property Leases under which it is a lessee. Each of the STI Personal Property Leases is in full force and effect and neither STI nor any of the STI Subsidiaries has received or given any notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by STI or any of the STI Subsidiaries under any of the STI Personal Property Leases and, to the Knowledge of STI, no other party is in material default thereof, and no party to the STI Personal Property Leases has exercised any termination rights with respect thereto.

3.13        Intellectual Property.

(a)           Schedule 3.13(a) sets forth an accurate and complete list of all applied for, registered and/or issued Patents, Marks and Copyrights owned or used by STI or any STI Subsidiary. Schedule 3.13(a) lists (i) the current owner, (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, (iii) the respective issuance, registration or application number of each item and (iv) the dates of application, issuance and registration of each item.

(b)           Except as disclosed in Schedule 3.13(b), to STI’s Knowledge, STI or a STI Subsidiary is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all Intellectual Property used, sold or licensed by STI or STI Subsidiaries in their businesses as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified liens and licenses included in Schedule 3.13(e)).

(c)           Except as disclosed in Schedule 3.13(b), to the Knowledge of STI, the Intellectual Property owned, used, practiced or otherwise commercially exploited by STI or any STI Subsidiary, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of the products or Technology in connection with the business as presently conducted and as currently proposed to be conducted, and STI’s and STI Subsidiaries’ present and currently proposed business practices and methods, do not infringe, violate or constitute an unauthorized use or misappropriation of any Patent, Copyright, Mark, Trade Secret or other similar right, of any Person (including pursuant to any non-disclosure agreements or obligations to which STI or any STI Subsidiary or any of their present or former employees is a party, and including any intellectual property that might exist with respect to open software or other intellectual property publicly available for certain types of use). The Intellectual Property owned by or licensed to STI and STI Subsidiaries includes all of the material Intellectual Property used by STI and STI Subsidiaries to conduct their business in the manner in which such business is currently being conducted.

(d)           Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 3.13(d), neither STI nor any of STI Subsidiaries is currently required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the business of STI and STI Subsidiaries as currently conducted or proposed to be conducted.

(e)           Schedule 3.13(e) sets forth a complete and accurate list of all contracts to which STI or any STI Subsidiary is a party (other than commercial off-the-shelf software) (i) granting any Intellectual Property Licenses (other than as provided in STI’s standard form of customer contract), (ii) containing a covenant not to compete or otherwise limiting its ability to use or exploit fully any of the Intellectual Property, except as, which individually or in the aggregate, would not be expected to have a Material Adverse Effect on STI or (iii) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property. STI has delivered to Consonus, or shall deliver to Consonus within 5 business days of the date of this Agreement, true, correct and complete copies of each contract set forth on Schedule 3.13(e), together with all amendments, modifications or supplements thereto.

(f)            Each of the material Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of STI and/or STI Subsidiaries, enforceable against them in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principals of equity (regardless of whether considered in a proceeding in equity or at law). Neither STI nor any STI Subsidiary is in material default under any Intellectual Property License, nor, to the Knowledge of STI, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto, except in the ordinary course of business.

(g)           No Trade Secret of STI or any STI Subsidiary as presently conducted has been authorized to be disclosed or, to STI’s Knowledge, has been actually disclosed by STI or, to STI’s Knowledge, any STI Subsidiary to any employee or any third party other than pursuant to STI policy including restrictions on the disclosure and use of the Intellectual Property consistent with commercially reasonable practices in the industry in which STI and STI Subsidiaries operate. STI and STI Subsidiaries have taken reasonably adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of STI and STI Subsidiaries, including invention disclosures, not the subject of any patents owned or patent applications filed by STI or a STI Subsidiary, which measures are consistent with commercially reasonable practices in the industry in which STI and STI Subsidiaries operate.

(h)           As of the date hereof, neither STI nor any of STI Subsidiaries is the subject of any pending or, to the Knowledge of STI, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use, or violation of any intellectual property rights of any Person against STI or STI Subsidiaries or challenging the ownership, use, validity or enforceability of any material Intellectual Property. Neither STI nor any STI Subsidiary has received notice of any such threatened claim and, to the Knowledge of STI, there are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, misappropriation or violation of any intellectual property rights of any Person against STI or any STI Subsidiary, or challenging the ownership, use, validity or enforceability of any material Intellectual Property.

(i)            To the Knowledge of STI, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of STI or any STI Subsidiary, and no such claims have been made against any Person by STI or any STI Subsidiary. There are no Orders to which STI is a party or by which STI is bound which restrict, in any material respect, the right to use any of the Intellectual Property.

(j)            The consummation of the transactions contemplated hereby will not result in the loss or impairment of STI’s right to own or use any of the material Intellectual Property.

(k)           No present or former employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by STI. To the Knowledge of STI, no employee, consultant or independent contractor of STI is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by STI, in material default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(l)            Schedule 3.13(l) sets forth a complete and accurate list of (i) all Software that is owned exclusively by STI or any STI Subsidiary that is material to the operation of the business of STI or any STI Subsidiary and (ii) all Software that is used by STI or any STI Subsidiary in the business of STI or any STI Subsidiary that is not exclusively owned by STI or any STI Subsidiary, excluding commercial off-the-shelf Software.

(m)          No open source Software or freeware has been incorporated into the products of STI that would in any way limit the ability to make, use or sell any such product or that would transfer the rights of ownership in any Intellectual Property or Software of STI to a third party.

(n)           STI has complied in all material respects with all (i) applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of its operations and (ii) rules, policies and procedures established by STI from time to time with respect to privacy, publicity, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of STI. No claims alleging a violation of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures have been asserted or to STI’s Knowledge threatened against STI by any Person. With respect to all personal information and user information described in this Section 3.13(n), STI has taken such steps as it deems commercially reasonably necessary (including, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse to the extent required by applicable Laws.

3.14        Material Contracts.

(a)           Schedule 3.14(a) sets forth, by reference to the applicable subsection of this Section 3.14(a), all of the following contracts to which STI or any of STI Subsidiaries is a party or by which any of them or their respective assets of properties are bound; provided, however, that any contract reference under any subsection will be deemed disclosed for all subsections of this Section 3.14 (collectively, the “STI Material Contracts”):

(i)            contracts with any STI Principal Stockholder or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of STI or any of STI Subsidiaries;

(ii)           contracts with any labor union or association representing any employee of STI or any of STI Subsidiaries;

(iii)          contracts for the sale of any of the assets of STI or any of STI Subsidiaries other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv)          contracts for joint ventures, strategic alliances, partnerships, licensing arrangements (other than as provided in STI’s standard form of customer contract), or sharing of profits or proprietary information;

(v)           Except as, which individually or in the aggregate, would not be expected to have a Material Adverse Effect on STI, contracts containing covenants of STI or any of STI Subsidiaries not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with STI or any of STI Subsidiaries in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(vi)          contracts relating to the acquisition during 2004, 2005 or 2006 (by merger, purchase of stock or assets or otherwise) by STI or any of STI Subsidiaries of any operating business or material assets or the capital stock of any other Person;

(vii)         except for capitalized leases entered into in the ordinary course of business, contracts relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien on any of the assets of STI or any STI Subsidiary, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii)        purchase contracts (A) for assets included in the cost-of-sale of goods and services giving rise to liabilities of STI or any of STI Subsidiaries in excess of $250,000 in any fiscal year, and (B) for all other assets giving rise to liabilities of STI or any of STI Subsidiaries in excess of $100,000 in any fiscal year;

(ix)          all contracts (based on all contracts or purchase orders for an individual customer aggregated together) providing for payments by or to STI or any STI Subsidiaries in excess of $250,000 in any fiscal year; provided, however, that with respect to customer contracts entered into in the ordinary course of business, providing for payment to STI or any STI Subsidiaries in excess of $1,000,000 in any fiscal year;

(x)           all customer contracts making up a total of twenty-five percent (25%) of STI’s total customer billings during the past eighteen months ranked beginning with the largest, based on the amount billed per customer under all of such customer’s contracts or purchase orders.

(xi)          other than standard maintenance support or managed service contracts entered into with customers in the ordinary course of business, all contracts obligating STI or any of STI Subsidiaries to provide or obtain products or services for a period of one year or more or requiring STI to purchase or sell a stated portion of its requirements or outputs;

(xii)         contracts under which STI or any of STI Subsidiaries has made advances or loans to any other Person;

(xiii)        contracts providing for severance, retention, change in control or other similar payments;

(xiv)        contracts for the employment of any individual on a full-time, part-time or other basis providing base annual compensation in excess of $50,000 and having a remaining term of more than one year from the date hereof;

(xv)         management contracts and contracts with independent contractors or consultants (or similar arrangements) providing for payments in excess of $100,000 per fiscal year and that are not cancelable without penalty or further payment and without more than 90 days’ notice;

(xvi)        outstanding contracts of guaranty, surety or indemnification, direct or indirect, by STI or any of the STI Subsidiaries involving more than $50,000 in any fiscal year; and

(xvii)       contracts that are otherwise material to STI and the STI Subsidiaries.

(b)           Each of the STI Material Contracts is in full force and effect and is the legal, valid and binding obligation of STI or any STI Subsidiary which is  party thereto, and, to the Knowledge of STI, of the other parties thereto enforceable against each of them in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 3.14(b), continue in full force and effect without material penalty or other material adverse consequence. Neither STI nor any STI Subsidiary is in material default under any STI Material Contract, nor, to the Knowledge of STI, is any other party to any STI Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on STI, any STI Subsidiary or any other party thereunder. No party to any of the STI Material Contracts has exercised any termination rights with respect thereto except in the ordinary course of business, and no party has given notice of any significant dispute with respect to any STI Material Contract. STI has delivered to Consonus, or shall deliver to Consonus within 5 business days of the date of this Agreement, true, correct and complete copies of all of the STI Material Contracts (other than fulfilled purchase orders), together with all amendments, modifications or supplements thereto.

3.15        Employee Benefit Plans.

(a)           Schedule 3.15 sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, incentive, stock purchase or other equity or equity-based compensation, deferred compensation, change in control, retention, termination, severance, sick leave, vacation pay, educational assistance, employee loan, salary continuation for disability, hospitalization, health insurance, life insurance and  scholarship plans, programs, policies, agreements and arrangements maintained by STI or any of STI Subsidiaries or to which STI or any of STI Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of STI or any of STI Subsidiaries (the “STI Employees”) or to which STI or any of STI Subsidiaries has any obligation or liability, contingent or otherwise (collectively, the “STI Plans”). No STI Plan is a Title IV Plan, nor does STI have any obligation or liability, contingent or otherwise, to a Title IV Plan, including any Multiemployer Plan, or is or has been subject to Sections 4063 or 4064 of ERISA.

(b)           Correct and complete copies of the following documents, with respect to each of STI Plans, have been made available or delivered to Consonus by STI, or shall be delivered to Consonus by STI within 5 business days of the date of this Agreement, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) written summaries of all non-written STI Plans.

(c)           STI Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state Laws and regulations.

(d)           STI Plans intended to qualify under Section 401 of the Code have either (i) received a determination from the IRS that they are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt, or (ii) are in a prototype or volume submitter plan document that has been pre-approved by the IRS as evidenced by a letter from the IRS, and nothing has occurred with respect to the operation of STI Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(e)           All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of STI Plans have been timely made.

(f)            There are no pending actions, claims or lawsuits that have been asserted or instituted relating to or arising from STI Plans, the assets of any of the trusts under STI Plans or the sponsor or administrator of any of STI Plans, or against any fiduciary of STI Plans with respect to the operation of any of STI Plans (other than routine benefit claims), nor does STI have any Knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit.

(g)           None of STI Plans provides for post-employment life insurance or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under COBRA, or at the expense of the participant or the participant’s beneficiary.

(h)           Except as set forth on Schedule 3.15(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any STI Plan or (iii) result in the acceleration of the time of payment or vesting of any rights with respect to such benefits under any STI Plan.

(i)            Any individual who performs services for STI (other than through a contract with an organization other than such individual) and who is not treated as an employee of STI for Federal income tax purposes by STI is not an employee for such purposes.

3.16        Labor and Employment Matters.

(a)           STI and STI Subsidiaries have complied in all material respects with all applicable Laws respecting employment and employment practices, WARN and any similar state or local “mass layoff” or “plant closing” Law, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax  terms and conditions of employment, wages and hours, occupational safety and health, collective bargaining, discrimination civil rights, including Laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

(b)           Except as disclosed in Schedule 3.16(b),

(i)            except for routine government inquiries, examinations and inspections which STI and STI Subsidiaries have no reason to believe are material, there are no charges, governmental audits, investigations, administrative proceedings or complaints concerning the employment practices of STI or STI Subsidiaries pending or, to the Knowledge of STI, threatened, before any federal, state or local agency or court and, to the Knowledge of STI, no basis for any such matter exists;

(ii)           except for routine government inquiries, examinations and inspections which STI and STI Subsidiaries have no reason to believe are material, there are no inquiries, investigations or monitoring of activities pending or, to the Knowledge of STI, threatened, by any state professional board or agency charged with regulating the professional activities of any licensed, registered, or certified professional personnel employed by, credentialed or privileged by, or otherwise affiliated with STI and STI Subsidiaries and who provides services to STI and STI Subsidiaries;

(c)           Neither STI nor any of STI Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of STI or any of STI Subsidiaries. STI has delivered or otherwise made available to Consonus true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 3.16(c), together with all amendments, modifications or supplements thereto.

(d)           There are no strikes, work stoppages, slowdowns, lockouts, arbitrations, unfair labor practice charges or material grievances or other labor disputes pending or, to the Knowledge of STI, threatened against or involving STI or any of STI Subsidiaries. Except as set forth on Schedule 3.16(d), there are no complaints, charges or claims against STI or any of STI Subsidiaries pending or, to Knowledge of STI, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.

(e)           Schedule 3.16(e) sets forth the current total accrued but unpaid compensation of each of the executive officers of STI (including salary, bonus, stock awards, option awards, non-equity incentive plan compensation and all other compensation and perquisites) and the expected accrued but unpaid compensation of each of the executive officers of STI for the year ending December 31, 2006.

3.17        Litigation. Except as set forth in Schedule 3.17, (i) there is no material Legal Proceeding pending or, to the Knowledge of STI, threatened against STI or any of STI Subsidiaries (or to the Knowledge of STI, pending or threatened, against any of the officers, directors or employees of STI or any of STI Subsidiaries with respect to their business activities on behalf of STI), or to which STI or any of STI Subsidiaries is otherwise a party before any Governmental Body; and (ii) to the Knowledge of STI there is no reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 3.17, neither STI nor any STI Subsidiary is subject to any Order, and neither STI nor any STI Subsidiary is in breach or violation of any Order. Except as set forth on Schedule 3.17, neither STI nor any STI Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of STI, threatened against STI or to which STI is otherwise a party relating to this Agreement or, any STI Document or the transactions contemplated hereby or thereby.

3.18        Compliance with Laws; Permits.

(a)           STI and STI Subsidiaries are, and since December 31, 2003 have been, in compliance with all material Laws applicable to its business, operations or assets. Other than for the State of Tennessee with respect to sales and use taxes, since such date, STI and STI Subsidiaries have not received any notice of or been charged with the violation of any Laws. To STI’s Knowledge, neither STI nor any of the STI Subsidiaries is under investigation with respect to the violation of any Laws and, to the Knowledge of STI, there are no facts or circumstances which could form the reasonable basis for any such violation.

(b)           Schedule 3.18 contains a list of all Permits which are required for the operation of the business of STI and STI Subsidiaries as presently conducted other than those the failure of which to possess is immaterial (“STI Permits”). STI and STI Subsidiaries currently have all of the STI Permits. Neither STI nor any STI Subsidiary is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any respect of any term, condition or provision of any STI Permit, and to the Knowledge of STI, there are no facts or circumstances which could form the reasonable basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of STI, threatened, relating to the suspension, revocation or modification of any STI Permit. Assuming those consents and filings set forth on Schedule 3.18 are timely obtained or made, none of the material STI Permits will be materially adversely impaired or in any way materially adversely affected by the consummation of the transactions contemplated by this Agreement.

3.19        Environmental Matters. Except as set forth on Schedule 3.19 hereto, the operations of STI and each of the STI Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying in all material respects with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of STI, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of STI, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

3.20        Insurance. STI and STI Subsidiaries have insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which STI and STI Subsidiaries are bound, and (b) which are in such amounts, with such deductibles or retention amounts and against such risks and losses, as are reasonable for the business, assets and properties of STI and STI Subsidiaries. Set forth in Schedule 3.20 is a list of all insurance policies and all fidelity bonds or other financial assurance required by any STI Material Contract held by or applicable to STI and STI Subsidiaries,  setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage, deductible or retention amount and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Except as set forth on Schedule 3.20, no event relating specifically to STI or any STI Subsidiaries has occurred which could reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a material prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two years and, to the Knowledge of STI and STI Subsidiaries, no threat has been made to cancel any insurance policy of STI or STI Subsidiaries during such period. Except as noted on Schedule 3.20, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including the failure by STI to give any notice or information or STI giving any inaccurate or erroneous notice or information, which limits or impairs the material rights of STI under any such insurance policies.

3.21        Accounts and Notes Receivable and Payable. All accounts and notes receivable of STI and STI Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms. Except as set forth on Schedule 3.21, none of the accounts or the notes receivable of STI are subject to any setoffs or counterclaims in excess of reserves. All accounts payable of STI reflected in the STI Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid, are not yet due and payable or are being paid consistent with past practice.

3.22        STI Related Party Transactions. Except as set forth on Schedule 3.22, no employee, officer, director, stockholder or member of STI or any of the STI Subsidiaries, any member of his or her immediate family or any of their respective Affiliates (“STI Related Persons”) (a) owes any amount to STI or any of STI Subsidiaries nor does STI or any of STI Subsidiaries owe any amount to, or has STI or any of STI Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any STI Related Person, (b) is involved in any business arrangement or other relationship with STI or any of STI Subsidiaries (whether written or oral), (c) owns any property or right, tangible or intangible, that is used by STI or any of STI Subsidiaries or (d) has any claim or cause of action against STI or any of STI Subsidiaries owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of STI or any STI Subsidiary; provided that for clause (d), such representation as it relates to employees who are not officers or directors is only given to STI’s Knowledge.

3.23        Customers and Suppliers.

(a)           Schedule 3.23 sets forth a list of the ten (10) largest customers by revenue category and the ten (10) largest suppliers of STI and the STI Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years (or partial fiscal year) ended December 31, 2005 and December 31, 2004, showing the approximate total sales by STI and STI Subsidiaries to each such customer and the approximate total purchases by STI and STI Subsidiaries from each such supplier, during such period.

(b)           Since December 31, 2005, no customer or supplier listed on Schedule 3.23 has terminated its relationship with STI and STI Subsidiaries or materially reduced or changed the pricing or other terms of its business with STI and STI Subsidiaries and, to the Knowledge of STI, no customer or supplier listed on Schedule 3.23 has notified STI and STI Subsidiaries that it intends to terminate or materially reduce or change the pricing or other terms of its business with STI and STI Subsidiaries.

3.24        Banks; Power of Attorney. Schedule 3.24 contains a complete and correct list of the names and locations of all banks in which STI or any STI Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 3.24, no person holds a power of attorney to act on behalf of STI or any STI Subsidiary.

3.25        Financial Advisors. Except as set forth on Schedule 3.25, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for STI or any STI Subsidiary in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof, other than Persons who may be entitled to fees, commissions or like payments solely as a result of the initial public offering of the Company’s common stock.

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1          Exemption from Registration; Information Statement. As soon as reasonably practicable following the execution of this Agreement, the Company and STI shall prepare the necessary documents, and the Company shall apply to obtain an order of approval (a “North Carolina Permit”) from the Secretary of State of the State of North Carolina (after a hearing before such Secretary) pursuant to Section 78A-30 of the North Carolina Securities Act. STI and the Company will respond to any comments from the Secretary of State of North Carolina and use their commercially reasonable efforts to have the North Carolina Permit granted as soon as practicable after such filing, if applicable. Without limiting the generality of the foregoing, promptly after the execution of this Agreement, STI, in consultation with Consonus and the Company, will prepare an information statement (the “Information Statement”) to be used in connection with obtaining the approval by STI’s stockholders of this Agreement. STI shall cause the Information Statement and any other reasonably appropriate disclosure documents to be mailed to the stockholders of STI promptly upon receipt of a North Carolina Permit. The Company shall not distribute the Information Statement without Consonus’ approval, which approval shall not be unreasonably withheld or delayed. Each of the Company, CAC Merger

Sub, STI Merger Sub, Consonus and STI shall in no way be responsible for any of the content of the Information Statement except as it pertains to and is supplied by the Company, CAC Merger Sub, STI Merger Sub, Consonus or STI, as the case may be.

4.2          Meeting of Stockholders. STI shall take all action necessary in accordance with North Carolina Law and its Articles of Incorporation and Bylaws to convene a meeting of its stockholders (the “Stockholders’ Meeting”), to be held as promptly as practicable or, if applicable, on such later date as may be required by the Secretary of State of North Carolina after the issuance of a North Carolina Permit, for the purpose of voting upon the approval and adoption of this Agreement and the transactions contemplated hereby, as appropriate. In connection therewith, the Information Statement shall include a statement to the effect that the Board of Directors of STI has recommended that the stockholders of STI vote in favor of and adopt and approve this Agreement at the Stockholders’ Meeting. The Information Statement shall specify that adoption of this Agreement shall constitute approval by the stockholders of STI of: (i) the escrow and all other provisions of Article VII hereof and the deposit of that number of shares of the Company Common Stock equal to the Escrow Amount into the Escrow Fund and (ii) in favor of the appointment of Irvin J. Miglietta as STI Holder Agent, under and as defined in this Agreement. STI shall consult with Consonus regarding the date of the Stockholders’ Meeting and shall not postpone or adjourn (other than for absence of a quorum) the Stockholders’ Meeting without the consent of Consonus. STI shall use its best efforts to obtain the consent of its stockholders sufficient to approve this Agreement and to enable the Closing to occur as promptly as practicable.

4.3          Confidentiality.

(a)           STI agrees that prior to Closing, STI and its stockholders, agents and representatives will not use for its or their own benefit (except when required by law and in connection with STI’s due diligence investigation of Consonus in connection with this Agreement) and shall hold in strict confidence and not disclose: (i) any data or information relating to Consonus obtained from Consonus or the stockholders of Consonus or any of their directors, officers, employees, agents or representatives in connection with this Agreement; or (ii) any data or information relating to its business, customers, financial statements, conditions or operations which is confidential in nature and not generally known to the public (clauses (i) and (ii) together, “Consonus’ Information”). If the transactions contemplated in this Agreement are not consummated for any reason, STI shall promptly return to Consonus or its stockholders, as the case may be, all data, information and any other written material obtained by STI in connection with this transaction and any copies, summaries or extracts thereof, and shall refrain from disclosing any of Consonus’ Information to any third party or using any of Consonus’ Information for its own benefit or that of any other Person.

(b)           Consonus, Company, CAC Merger Sub and STI Merger Sub agree that prior to Closing,  Consonus, Company, CAC Merger Sub and STI Merger Sub and their stockholders, agents and representatives will not use for its or their own benefit (except when required by law and in connection with Consonus’ due diligence investigation of Consonus in connection with this Agreement) and shall hold in strict confidence and not disclose: (i) any data or information relating to STI obtained from STI or the stockholders of STI or any of their directors, officers, employees, agents or representatives in connection with this Agreement; or

(ii) any data or information relating to its business, customers, financial statements, conditions or operations which is confidential in nature and not generally known to the public (clauses (i) and (ii) together, “STI’s Information”). If the transactions contemplated in this Agreement are not consummated for any reason, Consonus, Company, CAC Merger Sub and STI Merger Sub shall promptly return to STI or its stockholders, as the case may be, all data, information and any other written material obtained by them in connection with this transaction and any copies, summaries or extracts thereof, and shall refrain from disclosing any of STI’s Information to any third party or using any of STI’s Information for its own benefit or that of any other Person.

(c)           Notwithstanding any other provision to the contrary herein, the provisions of this Section 4.3 shall survive the termination of this Agreement.

4.4          Public Disclosure. Unless otherwise expressly permitted by this Agreement, STI and Consonus shall consult with each other before issuing any press release or otherwise making any public statement or making any other communication or disclosure to a third party (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby (including any termination of this Agreement and the reasons therefore), and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably delayed, conditioned or withheld), except as may be required by law. The Parties acknowledge that the process and the documentation required for issuance of the North Carolina Permit is on the public record.

4.5          Access to Information.

(a)           Upon reasonable notice, STI and Consonus each shall afford the other party and its respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, provided that such access does not cause disruption to the day-to-day operation of STI or Consonus, as the case may be, to: (i) all properties, books, Tax Returns, contracts and records; and (ii) all other information concerning its business, properties and personnel as STI or Consonus, as the case may be, may reasonably request. STI and Consonus each agree to provide or otherwise make available to the other party and its respective accountants, counsel and other representatives copies of internal financial statements, to the extent such financial statements are available, promptly upon request. Any such information shall constitute confidential “Information” pursuant to the Mutual Disclosure Agreement.

(b)           No information or knowledge obtained in any investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers. Additionally, during the period from the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, each party shall promptly notify the other parties hereto in writing of the discovery by such party of any event, condition, fact or circumstance which causes, caused, constitutes or constituted a breach of any representation, warranty or covenant made by such party in this Agreement to the extent that such event, condition, fact or circumstance would reasonably be expected to cause the condition in

Section 6.2(b) in the case of STI or, Section 6.3(b) in the case of Consonus, of this Agreement not to be satisfied.

4.6          Consents; Cooperation. Each of the Company, STI, STI Merger Sub, Consonus and CAC Merger Sub shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Mergers, and shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of their respective material contracts in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers.

4.7          Legal Requirements. Each of the Company, STI, STI Merger Sub, Consonus and CAC Merger Sub shall, and shall cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which have been or which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and shall promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and shall take all reasonable actions necessary to obtain (and shall cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Body or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

4.8          Expenses. Whether or not the Mergers are consummated, except as otherwise set forth herein, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Voting Agreements and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the North Carolina Permit and Information Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby; provided that, Consonus shall reimburse STI for up to one-half (1/2) of the Expenses incurred in connection with obtaining the North Carolina Permit, including, without limitation, those imposed by the North Carolina Secretary of State for up to $25,000 of Expenses incurred. All Expenses related to the HSR filing, if any, including, without limitation, the filing fee, shall be the responsibility of, and shared by, Consonus and STI. The parties hereto shall cooperate with each other in preparing, executing and filing any Tax Returns with respect to property or transfer taxes required to be paid as a result of the transaction contemplated hereby. To the extent not otherwise allocated hereunder, the responsibilities for payment of such property and/or transfer taxes, if any, shall be allocated in accordance with law, or if not designated by law, in accordance with customary local practice.

4.9          Commercially Reasonable Efforts and Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to effect all transactions contemplated hereby and to fulfill and cause to be fulfilled its conditions to Closing under this

Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

4.10        Treatment of Convertible Securities.

(a)           Replacement Options. Each STI Option granted prior to the Effective Time and remaining outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of STI Common Stock and shall be converted (as so converted, an “STI Converted Option”), at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the STI Option (but taking into account the acceleration of the vesting thereof), as set forth in Section 1.8(b)(iii) that number of shares of the Company Common Stock determined by multiplying the number of shares of STI Common Stock subject to such STI Option by the STI Exchange Ratio, rounded, if necessary, to the nearest whole share of the Company Common Stock; provided, however, that in the case of any STI Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(b)           Notice and ISO’s. As soon as practicable after the Effective Time, the Company shall take all commercially reasonable efforts to deliver to the holders of STI Options, at the latest address set forth in STI’s records, appropriate notices setting forth such holders’ rights pursuant to the STI Option Plan and such option holders’ specific option grant (including that, in connection with the STI Merger and to the extent allowed by the terms of the STI Option Plan, the STI Options have become fully vested and exercisable) and stating that such STI Options and agreements shall be assumed by the Company and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.10 after giving effect to the Mergers and the terms of the STI Stock Option Plan the Company shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such STI Option Plan and applicable legal requirements, to have the STI Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of the Company at the Effective Time. The notice will further indicate that the STI Options will be subject to the Rescission including, with respect to options exercised after the Closing but before the Rescission, that the exercise itself will be rescinded as further set forth in the Rescission Agreement.

(c)           Obligations of the Company. Prior to the Effective Time, the Company shall take all necessary action to assume as of the Effective Time all obligations undertaken by, or on behalf of, the Company under this Section 4.10 and to adopt at the Effective Time the STI Stock Option Plan and each STI Converted Option, and to take all other actions called for by this Section 4.10, including the reservation and issuance of a number of shares of the Company Common Stock at least equal to the number of shares of the Company Common Stock that will be subject to STI Converted Options.

(d)           Consonus Preferred Stock. Consonus shall cause all of its issued and outstanding Consonus Preferred Stock to be converted into Consonus Common Stock prior to the Closing.

4.11        Board of Directors. The Board of Directors of the Company as of the Effective Time shall be nine (9) members in three (3) separate classes as set forth in the Certificate of Incorporation of the Company, (i) six (6) of whom shall be designated by Knox Lawrence International, LLC, a Delaware limited liability company (“KLI”), two (2) of whom shall be a Class I Director, two (2) of whom shall be a Class II Director and two (2) of whom shall be a Class III Director, (ii) two (2) of whom shall be designated by the STI Principal Stockholders, one (i) of whom shall be a Class II Director, and one (1) of whom shall be a Class III Director, and one (1) of whom shall be mutually designated by KLI and the STI Principal Stockholders and whom shall be a Class I Director, all in accordance with the Stockholders Agreement. As of the Effective Time, the Board of Directors of the Company shall be made up of those individuals set forth on Schedule 4.11. Within five (5) business days after execution of this Agreement, the parties to the Stockholders Agreement will prepare a mutually agreeable voting agreement pursuant to which, after the closing of an initial public offering of the Company’s common stock and for so long as Michael Shook continues to hold at least 50% of the Company common stock issued to him at the Closing, the parties shall vote their shares of Company Common Stock to cause the Chief Executive Officer of the Company to be elected to the Board of Directors of the Company (the “Post-IPO Voting Agreement”).

4.12        Executive Officers. The Board of Directors of the Company and the Surviving Corporations shall take all actions within their power to cause, effective upon the Effective Time, the individuals listed on Schedule 4.12 hereto to be designated as executive officers of the Company and the Surviving Corporations with the titles indicated opposite their respective names as set forth on Schedule 4.12 hereto, each of whom shall be appointed in accordance with the certificate of incorporation and bylaws of the Company and the Surviving Corporations, as applicable.

4.13        Director and Officer Indemnification.

(a)           For a period of six (6) years after the Effective Time, the Company shall, and shall cause the Surviving Corporations to, indemnify and hold harmless the present and former officers and directors of Consonus and STI (solely in their capacities as such), in respect of acts or omissions occurring on or prior to the Effective Time to the extent such officers or directors had a right to such indemnification under the Consonus Certificate or STI Certificate, as applicable; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable law. In addition, the Certificate of Incorporation, or equivalent organizational documents, of the Surviving Corporations shall contain provisions with respect to exculpation and indemnification that are at least as favorable to such officers and directors as those contained in the Consonus Certificate and STI Certificate, as applicable, which provisions shall not be amended, repealed or otherwise modified during such six (6) year period in any manner that would adversely affect the rights thereunder of such individuals, unless such modification is required by applicable law.

(b)           The parties hereto agree that each of STI and Consonus shall purchase, prior to or promptly following the Closing, a six (6) year director and officer tail liability insurance policy for purposes of indemnifying and insuring those individuals covered under STI’s and Consonus’ directors’ and officers’ insurance policies in effect as of the date hereof, a copy of which has been made available to the other party.

(c)           The terms of this Section 4.13 are intended to be for the benefit of, and shall be enforceable by such respective current and former directors and officers of Consonus and STI and their heirs and personal representatives and shall be binding on the Company and the Surviving Corporations and their successors and assigns. In the event that the Company or either of the Surviving Corporations (or any of the respective successors or assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor or assign of the Company or either of the Surviving Corporations, as the case may be, honors the obligations set in this Section 4.13.

4.14        Benefit Plans. Each of the Surviving Corporations will maintain their currently provided employee benefits and similar plans and programs following the Closing. Thereafter, each of the Surviving Corporations and Parent will take such actions as are necessary so that all of the employees of each of the Surviving Corporations will be provided employee benefits and similar plans and programs as will provide benefits which, in the aggregate and in all material respects, are substantially similar to those provided to such employees as of the date hereof.

4.15        The Company Arrangements. Prior to the Closing, the Company shall adopt an equity compensation plan (“Company Equity Plan”), in a form reasonably acceptable to Consonus and STI, that provides for the issuance of stock options and other equity awards to the Company (and its subsidiaries) employees, directors and consultants. A total of 550,000 Shares of the Company Common Stock shall initially be reserved for issuance under the Company Equity Plan, a portion of which shall be granted by the Board of Directors of the Company promptly following the Closing, in accordance with Schedule 4.15 hereof.

4.16        Repayment of Certain Indebtedness. At the Closing, the Company will pay all principal and interest then owing pursuant to: (a) the First Amendment and Restatement of Promissory Note, dated April 2, 2001 made in favor of Michael G. Shook by STI and (b) the First Amendment and Restatement of Promissory Note, dated April 2, 2001 made in favor of William M. Shook by STI (collectively, the “Loan Repayment”). The Parties agree that upon the closing of an initial public offering of the Company’s common stock, Michael G. Shook and William M. Shook, in their roles as executive officers of the Company and STI, will be entitled to the incentive payments set forth on Exhibit K attached hereto and made a part hereof.

4.17        Break-up Fee. If Consonus or STI fails to consummate the transactions contemplated herein on the Closing as a result of the acceptance by such party of a Superior Proposal, then within thirty (30) days thereafter, such party shall pay to the other party, and the other party shall be entitled to receive from such party, a break-up fee equal to the other party’s expenses incurred in connection with this transaction, including without limitation, fees and expenses of legal counsel, accountants and financial advisors, not to exceed Five Hundred

Thousand Dollars ($500,000), which break-up fee shall be paid by wire transfer in immediately available funds to an account designated by the other party.

4.18        Employment Agreements. At the Closing, the Company shall enter into employment agreements with Michael Shook and William Shook in substantially the forms attached hereto as Exhibits G and H, respectively (the “Employment Agreements”). At the Closing, the Company shall deliver the First Amendment to Employment Agreement to Daniel Milburn and shall assume the obligations of Consonus set forth therein, and shall assume the obligations of Consonus with respect to the employment agreement with Rob Muir as set forth therein and with respect to the deferred stock agreement with Justin Beckett as set forth therein.

4.19        Stockholders Agreement. At the Closing, the Consonus Stockholders and the STI Principal Stockholders shall enter into a Stockholders Agreement in substantially the form attached hereto as Exhibit H (the “Stockholders Agreement”).

4.20        Operating Agreement. At the Closing, KLI and the STI Principal Stockholders shall enter into an Operating Agreement in substantially the form attached hereto as Exhibit I (the “Operating Agreement”).

4.21        IPO. The Company, Consonus and STI agree, following the Closing, to use their commercially reasonable efforts to cause the Company to effect an initial public offering of the Company Common Stock on the Toronto Stock Exchange and/or the London Stock Exchange Alternative Investment Market resulting in net proceeds to the Company of Fifty Million Dollars ($50,000,000) or more (the “IPO”). The Company, Consonus and STI agree that the net proceeds of the IPO shall be used primarily to repay the Indebtedness, as defined in and  under that that certain Amended and Restated Refinancing Agreement dated as of May 20, 2005, between STI and MRA Systems, Inc. d/b/a Access Distribution, as amended further by that certain First Amendment to Amended and Restated Refinancing Agreement dated as of June 22, 2006 (the “GE Indebtedness”).

4.22        Real Property Sale/Leaseback. In the event that the neither the IPO nor any other significant capital raising transaction has been completed by the Company prior to eighteen (18) months following the Closing, the Company shall, as soon as reasonably practicable thereafter, cause Consonus to enter into sale/leaseback transactions (with reputable third parties and on terms reasonable and customary for such transactions) with regard to all of the real property owned by Consonus (the “Sale/Leaseback Transactions”). The Company’s actions will include, without limitation, obtaining appraisals from reputable third parties engaging real property brokers or agents, and providing appropriate notices of sale. The proceeds from the Sale/Leaseback Transactions (or from any other disposition of Consonus real property that occurs within 18 months following the Closing and prior to the IPO or other significant capital raising transaction) shall be applied (i) first to the repayment of any indebtedness owed by Consonus to U.S. Bank National Association or Consonus, Inc., a Utah corporation and by Consonus to Salt Lake Data Center Company f/k/a Consonus, Inc., a Utah corporation and (ii) second to the repayment of any GE Indebtedness. The Company need not close any Sale/Leaseback Transaction if the closing of the IPO or other significant comparable capital raising transaction either (i) occurs prior to the closing of the contemplated Sale/Leaseback

Transaction or (ii) is imminent at the proposed time for closing the contemplated Sale/Leaseback Transaction

4.23        Registration Rights. Within five (5) business days after execution of this Agreement, the parties shall prepare a mutually agreeable registration rights agreement that will provide that (i) KLI and Michael Shook will have rights to participate in any overallotment amount in connection with the initial public offering of the Company’s common stock at the same percentage of the total number of shares of Company common stock owned by each, and (ii) KLI and those stockholders of STI that, after the Closing, will be deemed “affiliates” of the Company as such term is defined in Rule 144 of the Securities Act of 1933 will have (A) two demand registrations for sales of Company common stock reasonable expected to generate aggregate proceeds of at least $1,000,000, and (B) unlimited piggyback registrations (the “Registration Rights Agreement”).

4.24        Rescission Agreement. Within five (5) business days after execution of this Agreement, the parties shall prepare a mutually agreeable rescission agreement that will provide that if an initial public offering of the Company’s common stock is not consummated June 30, 2007 and the term indebtedness and past due trade indebtedness owing by STI to GE is not repaid by such date with the proceeds of the initial public offering, the Mergers will be rescinded by no later than September 30, 2007 (the “Rescission Agreement”).

ARTICLE V
CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1          Conduct of Business of STI and Consonus.

(a)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of STI and Consonus hereby agrees (except to the extent expressly permitted by this Agreement or as consented to in writing by the other party), to carry on its respective business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. STI and Consonus each further agree to pay or perform its obligations when due, and to use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having material business dealings with it.

(b)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly permitted or contemplated by this Agreement, neither STI nor Consonus shall do, cause or permit any of the following, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed):

(i)            cause or permit any amendments to its Bylaws, Certificate of Incorporation or Articles of Incorporation, as the case may be, or the charter documents of any of its subsidiaries;

(ii)           declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than upon exercise, conversion or exchange of any options and warrants outstanding as of the date hereof), or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements outstanding as of the date hereof providing for the repurchase of shares in connection with any termination of service to it;

(iii)          accelerate, amend or change the period of exercisability or vesting of any restricted stock, or options or other rights granted under its stock plans (except pursuant to the terms of any such stock plans as in effect on the date hereof) or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(iv)          with respect to Consonus, amend or otherwise modify or waive any material term of any Consonus Material Contract;

(v)           with respect to STI, amend or otherwise modify or waive any material term of any STI Material Contract;

(vi)          other than as set forth on Schedule 2.4(b), issue, deliver or sell or authorize or propose the issuance, delivery or sale of, shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of common stock pursuant to the exercise or conversion of options or warrants outstanding as of the date hereof;

(vii)         transfer to any Person any rights to its Intellectual Property, excluding non-exclusive licenses of Intellectual Property regularly included in such party’s products which are sold to customers in the ordinary course;

(viii)        enter into or amend any contracts pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(ix)          subject it or any of its subsidiaries, or the Company or either of the Surviving Corporations, to any non-compete or other material restriction on any of their respective businesses following the Closing;

(x)           sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business taken as a whole, except for sales, leases or licenses of such party’s products in the ordinary course;

(xi)          incur any indebtedness for borrowed money (other than with respect to trade payables in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(xii)         pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of the liabilities reflected or reserved against in the Consonus Balance Sheet or STI Balance Sheet, as the case may be, and except for payment of Transaction Expenses;

(xiii)        incur any liabilities for new capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice and in an amount which does not exceed $25,000 in the aggregate;

(xiv)        materially reduce the amount of any insurance coverage provided by existing insurance policies or otherwise allow any such insurance policy to terminate;

(xv)         terminate or waive any right of substantial value;

(xvi)        adopt or amend any employee benefit, or stock purchase or option plan, except as required under ERISA and except as necessary to maintain the qualified status of such plan under the Code, or hire any new director level or officer level employee, or increase the annual level of compensation of any employee, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in the ordinary course of business and in amounts consistent with past practices;

(xvii)       grant any severance or termination pay to any director, officer or other employee except payments made pursuant to written agreements outstanding on the date hereof;

(xviii)      commence a proceeding other than: (A) for the routine collection of accounts receivable; (B) in such cases where Consonus or STI, as the case may be, in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that such party commencing such suit shall have first conferred with the other party prior to commencement of any such action; or (C) for a breach of this Agreement;

(xix)        other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xx)         revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(xxi)        except as required by GAAP, make any change in its methods or principles of accounting since the date of, in the case of Consonus, the Consonus Balance Sheet, and, in the case of STI, the STI Balance Sheet; or

(xxii)       acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

(xxiii)      make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or investments by it or a subsidiary of it to or in it or any subsidiary of it;

(xxiv)     take any action, other than in the ordinary course of business and consistent with past practice, that would reasonably be expected to cause an adjustment to the Consonus Exchange Ratio or the STI Exchange Ratio that would result in the STI Holders receiving less than 35% of the Company Common Stock.

(xxv)      take or agree in writing or otherwise to take any of the actions described in Sections 5.1(b)(i) through (xxiii) above.

5.2          No Solicitation.

(a)           Each party hereto agrees that neither it nor any of its subsidiaries, nor any of the officers or directors of it or its subsidiaries, shall, and that it shall use commercially reasonable efforts to cause its and its subsidiaries’ employees, agents and representatives not to (and shall not authorize any of them to), directly or indirectly: (i) solicit, initiate or encourage any inquiries or proposals regarding any merger, consolidation, sale of substantial assets, sale of shares of capital stock representing ten percent (10%) or more of the voting power of such party, or similar transactions involving such party, or any subsidiaries of such party with an entity other than the other party hereto (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”); (ii) furnish to any Person any nonpublic information or take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal with respect to itself; (iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal with respect to itself, or the making of any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal with respect to itself; (iv) approve, endorse or recommend any Acquisition Proposal with respect to itself; or (v) enter into any letter of intent, agreement in principal or similar agreement contemplating or otherwise relating to any Acquisition Proposal with respect to itself.

(b)           Notwithstanding the foregoing, each party may, in response to a bona fide, written and unsolicited proposal or offer from a third party that the Board of Directors of the applicable party determines in good faith is reasonably likely to result in a more favorable transaction from a financial point of view to such company and its shareholders, furnish information to and engage in discussions and negotiations with such third party, but only if the applicable Board of Directors determines in good faith and in the exercise of reasonable judgment, after consultation with its financial advisors and after receiving advice from outside and independent counsel, that failing to take such action would result in a breach of the duties of such Board of Directors under applicable law (a “Superior Proposal”); provided that, such party complies with subsections (c) and (d) of this Section 5.2.

(c)           Each party will promptly notify the other party after receipt of any Acquisition Proposal (which shall include a Superior Proposal) or any notice that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to such party or any of its subsidiaries or for access to the properties, books or records of such party or any of its subsidiaries by any Person that has advised such party that it may be considering making, or that has made, an Acquisition Proposal, and will keep the other party reasonably informed of the status and details of any such Acquisition Proposal notice (including the identity of the Person making the Acquisition Proposal, price and material terms), request or any correspondence or communications related thereto and shall provide the other party with a true and complete copy of such Acquisition Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing.

(d)           If, in connection with any Superior Proposal, Consonus, the Consonus Board, STI or the STI Board (including any duly constituted committees thereof), (i) withdraws, modifies or qualifies its recommendation that its Stockholders approve the mergers, or (ii) takes any action or makes any statements in connection with its Stockholders’ meeting inconsistent with its recommendation to approve the Mergers (including, approving or recommending, or proposing, publicly or otherwise, to approve or recommend, or execute or enter into, any term sheet, memorandum of understanding, letter of intent, agreement-in-principle, contract, commitment, plan, arrangement or agreement, or propose, publicly or otherwise to agree to do any of the foregoing, related to any Superior Proposal), then such party shall postpone or delay its Stockholders’ meeting for not less than five (5) business days after the date that written notice set forth in Section 5.2(c) is provided to the other party. During such five (5) day period, such party shall negotiate in good faith with the other party any changes to this Agreement (it being understood and agreed that any material amendment to the financial or other material terms of a Superior Proposal, if any, shall require an additional five (5) business day period to afford the other party the opportunity to negotiate with such party).

(e)           Each party shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing.

(f)            Each party shall ensure that its officers, directors and employees and any investment banker or other advisor or representative retained by it are aware of the provisions set forth in this Section 5.2 and shall instruct its officers, directors and employees to abide by such provisions.

ARTICLE VI
CONDITIONS TO THE MERGERS

6.1          Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of Consonus and STI:

(a)           No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Body seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

(b)           Company’s Certificate of Incorporation. The Certificate of Incorporation of the Company in the form attached hereto as Exhibit B shall be in full force and effect.

(c)           Stockholder Approval. (i) Consonus shall have obtained the required stockholder approval in connection with the adoption of this Agreement by the stockholders of Consonus, and (ii) STI shall have obtained the required stockholder approval in connection with the adoption of this Agreement by the stockholders of STI.

(d)           North Carolina Permit. The Company shall have received the North Carolina Permit.

(e)           GE Consent. GE shall have provided a consent to the Mergers that contains only the conditions set forth in the letter from GE Access Distribution to STI dated October 10, 2006.

6.2          Additional Conditions to Obligations of Consonus. The obligations of Consonus to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Consonus:

(a)           Representations, Warranties and Covenants.

(i)            Each of the representations and warranties of STI set forth in this Agreement and of the STI Principal Stockholders set forth in the Voting Agreements, which are qualified with respect to a STI Material Adverse Effect or in any other respect as to materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of such other date) and all other representations and warranties of STI set forth in this Agreement and of the STI Principal Stockholders set forth in the Voting Agreements shall be true and correct in all material respects as of the date of this

Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date);

(ii)           STI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(b)           No Material Adverse Effect. Since the date hereof, there shall not have occurred any STI Material Adverse Effect.

(c)           Certificate. STI shall have delivered to Consonus a certificate dated as of the Closing signed by an authorized officer of STI certifying (x) that the conditions specified above in Sections 6.2(a)(i), 6.2(a)(ii) and 6.2(b) are satisfied in all respects and (y) as to the accuracy of the STI Payment Schedule (the “STI Officer Certificate”).

(d)           Secretary’s Certificate. STI shall have delivered to Consonus a certificate of its Secretary dated as of the Closing certifying as to the accurateness and completeness of: (i) resolutions of its Board of Directors approving the STI Merger and this Agreement; and (ii) resolutions of the STI stockholders adopting and approving the STI Merger and this Agreement, each as attached thereto (the “STI Secretary Certificate”).

(e)           Escrow Agreement. The STI Escrow Agreement shall be in full force and effect.

(f)            FIRPTA Certificate. STI shall have provided to the Company a certificate, in the form of Exhibit J hereto, to satisfy the requirements of Treasury Regulations Section 1.1445-2(c)(3).

(g)           Stockholders Agreement. The STI Principal Stockholders shall have executed and delivered the Stockholders Agreement.

(h)           Operating Agreement. The STI Principal Stockholders shall have executed and delivered the Operating Agreement.

(i)            Employment Agreements. Michael Shook and William Shook shall have executed and delivered the Employment Agreements.

(j)            Consents. STI shall have obtained or caused to be obtained all of the Consents listed on Schedule 3.3(b) of the STI Disclosure Schedule.

(k)           Due Diligence.

(i)            The results of Consonus’ due diligence investigation of all of the documents to be delivered to Consonus by STI pursuant to Article III shall be satisfactory to Consonus in its sole discretion; provided, however, that this Section 6.2(k)(i) shall be deemed satisfied if Consonus has not notified STI to the contrary in writing by the date that is 10 days following the date of this Agreement.

(ii)           The results of Consonus’ due diligence investigation shall be satisfactory to Consonus in its sole discretion and shall not have revealed that any of the representations and warranties of STI set forth in this Agreement or the STI Principal Stockholders set forth in the Voting Agreements, which are qualified with respect to a STI Material Adverse Effect or in any other respect as to materiality are not true and correct in all respects and all other representations and warranties of STI set forth in this Agreement or of the STI Principal Stockholders set forth in the Voting Agreements are not true and correct in all material respects; provided, however, that this Section 6.2(k)(ii) shall be deemed satisfied if Consonus has not notified STI to the contrary in writing by the date that is the earlier of the Closing Date or 30 days following the date of this Agreement.

(l)            Registration Rights Agreement. The STI stockholders that will be “affiliates” of the Company as set forth in Section 4.23 shall have executed and delivered the Registration Rights Agreement.

(m)          Post-IPO Voting Agreement. The STI Principal Stockholders shall have executed and delivered the  Post-IPO Voting Agreement.

(n)           Rescission Agreement. STI and the STI Principal Stockholders shall have executed and delivered the Rescission Agreement.

6.3          Additional Conditions to the Obligations of STI. The obligations of STI to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by STI:

(a)           Representations, Warranties and Covenants.

(i)            Each of the representations and warranties of Consonus set forth in this Agreement and of the Consonus Principal Stockholder set forth in the Voting Agreement, which are qualified with respect to a Consonus Material Adverse Effect or in any other respect as to materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct as of such other date) and all other representations and warranties of Consonus set forth in this Agreement and of the Consonus Principal Stockholder set forth in the Voting Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date);

(ii)           Consonus shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(b)           No Material Adverse Effect. Since the date hereof, there shall not have occurred any Consonus Material Adverse Effect.

(c)           Certificate. Consonus shall have delivered to STI a certificate signed by an authorized officer of Consonus certifying (x) that the conditions specified above in Sections 6.3(a)(i), 6.3(a)(ii) and 6.3(b) are satisfied in all respects and (y) as to the accuracy in all material respects of the Consonus Payment Schedule (the “Consonus Officer Certificate”).

(d)           Secretary’s Certificate. Consonus shall have delivered to STI a certificate of its Secretary dated as of the Closing certifying as to the accurateness and completeness of: (i) resolutions of the Board of Directors of the Company, CAC Merger Sub, STI Merger Sub and Consonus approving the Consonus Merger and this Agreement; (ii) resolutions of the Consonus stockholders adopting and approving the Consonus Merger and this Agreement; and (iii) resolutions of the sole stockholder of CAC Merger Sub and STI Merger Sub approving the Consonus Merger and this Agreement, each as attached thereto (the “Consonus Secretary Certificate”).

(e)           Escrow Agreement. The Consonus Escrow Agreement shall be in full force and effect.

(f)            FIRPTA Certificate. Consonus shall have provided to the Company a certificate, in the form of Exhibit J hereto, to satisfy the requirements of Treasury Regulations Section 1.1445-2(c)(3).

(g)           Stockholders Agreement. KLI and the Company shall have executed and delivered the Stockholders Agreement.

(h)           Operating Agreement. KLI and the Company shall have executed and delivered the Operating Agreement.

(i)            Employment Agreements. The Company shall have executed and delivered the Employment Agreements.

(j)            Consents. Consonus shall have obtained or caused to be obtained all of the Consents listed on Schedule 2.3(b) of the Consonus Disclosure Schedule.

(k)           Due Diligence.

(i)            The results of STI’s due diligence investigation of all of the documents to be delivered to STI by Consonus pursuant to Article II shall be satisfactory to STI in its sole discretion; provided, however, that this Section 6.3(k)(i) shall be deemed satisfied if STI has not notified Consonus to the contrary in writing by the date that is 10 days following the date of this Agreement.

(ii)           The results of STI’s due diligence investigation shall be satisfactory to STI in its sole discretion and shall not have revealed that any of the representations and warranties of Consonus set forth in this Agreement or the Consonus Principal Stockholder or in the Voting Agreements, which are qualified with respect to a

Consonus Material Adverse Effect or in any other respect as to materiality are not true and correct in all respects and all other representations and warranties of Consonus set forth in this Agreement or of the Consonus Principal Stockholder set forth in the Voting Agreement are not true and correct in all material respects; provided, however, that this Section 6.3(k) shall be deemed satisfied if STI has not notified Consonus to the contrary in writing by the date that is the earlier of the Closing Date or 30 days following the date of this Agreement.

(l)            Consonus Preferred Stock. All issued and outstanding shares of Consonus Preferred Stock shall have converted into Consonus Common Stock prior to the Closing.

(m)          Exchange Ratios. The Consonus Exchange Ratio and the STI Exchange Ratio determined as set forth in Section 1.8(c) will have resulted in an issuance of not less than 35% of the Company Common Stock to the STI Holders.

(n)           Registration Rights Agreement. KLI and the Company shall have executed and delivered the Registration Rights Agreement.

(o)           Post-IPO Voting Agreement. KLI and the Company shall have executed and delivered the  Post-IPO Voting Agreement.

(p)           Rescission Agreement. KLI, Consonus and the Company shall have executed and delivered the Rescission Agreement.

ARTICLE VII
INDEMNIFICATION

7.1          Survival of Representations and Warranties. All of the representations and warranties of the parties contained herein or in any certificate required to be delivered hereunder shall survive the Closing and continue in full force and effect until the Escrow Expiration Date (as defined in Section 7.5(a) below). The termination of any representation and warranty shall not affect any Claim (as defined in Section 7.6 below) for breaches of representations or warranties if a written Notice of Claim is delivered prior to the Escrow Expiration Date in accordance with Section 7.6 below.

7.2          Indemnification Provisions.

(a)           For Benefit of the Company.

(i)            By Consonus Holders. From and after the Effective Time and subject to the limitations and provisions contained in this Article VII, the Consonus Holders agree, jointly and severally, to indemnify and hold harmless the Company and its directors, officers, legal counsel, accountants, Affiliates and other controlling persons (each, a “Company Indemnified Party”) against and in respect of all losses, liabilities, judgments, orders, decrees, fines, penalties, expenses, fees, costs and amounts paid in settlement (including, without limitation, reasonable attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action) (“Indemnifiable Losses”) arising out of (A) the breach of any representation or warranty made by Consonus herein, or in the Consonus Officer Certificate or the Consonus Secretary Certificate, or (B) any failure by Consonus to perform or comply with any covenant applicable to it contained in this Agreement, or (C) any Consonus Dissenting Share Payments, or (D) any liabilities arising out of or related to the items set forth on Schedule 2.8 or set forth as number 2 on Schedule 2.9 (collectively, the “Consonus Related Losses”).

(ii)           By STI Common Stockholders. From and after the Effective Time and subject to the limitations and provisions contained in this Article VII, the STI Holders agree, jointly and severally, to indemnify, defend and hold harmless the Company Indemnified Parties against and in respect of all Indemnifiable Losses arising out of (A) breach of any representation or warranty made by STI herein, or in the STI Officer Certificate or the STI Secretary Certificate, (B) any failure by STI to perform or comply with any covenant applicable to it contained in this Agreement, or (C) any STI Dissenting Share Payments, or (D) any liabilities arising out of or related to the item set forth on Schedule 3.8 (collectively, the “STI Related Losses”).

(b)           For the Benefit of STI. From and after the Effective Time and subject to the limitations and provisions contained in this Article VII, the Consonus Holders agree, jointly and severally, to indemnify and hold harmless STI and its directors, officers, legal counsel, accountants, Affiliates and other controlling persons (each a “STI Indemnified Party”) against and in respect of all Indemnifiable Losses incurred by STI or the STI Holders arising out of any Consonus Related Losses and not otherwise claimed by the Company under 7.2(a)(i).

(c)           For the Benefit of Consonus. From and after the Effective Time and subject to the limitations and provisions contained in this Article VII, the STI Holders agree, jointly and severally, to indemnify and hold harmless Consonus and its directors, officers, legal counsel, accountants, Affiliates and other controlling persons (each a “Consonus Indemnified Party”) against and in respect of all Indemnifiable Losses incurred by Consonus or the Consonus Holders arising out of any STI Related Losses and not otherwise claimed by the Company under 7.2(a)(ii).

7.3          Limitations.

(a)           The rights of the Consonus Indemnified Parties, STI Indemnified Parties and Company Indemnified Parties (each an “Indemnified Party” and collectively, the “Indemnified Parties”) provided for in Section 7.2(a), Section 7.2(b) and Section 7.2(c) shall not apply unless and until the aggregate Consonus Related Losses or STI Related Losses, as the case may be, finally determined to be due to one or more the Indemnified Parties hereunder exceeds a cumulative aggregate of $200,000 (the “Basket Amount”), in which event the Indemnified Parties shall, subject to the other limitations herein, be indemnified for all Consonus Related Losses or STI Related Losses, as the case may be, including the Basket Amount. The Basket Amount is a separate amount for each of the Consonus Related Losses and STI Related Losses. In no event shall the Basket Amount apply to any of the Indemnified Parties rights to indemnification under Section 7.2(a), Section 7.2(b) or Section 7.2(c) for: (i) Consonus Dissenting Share Payments or STI Dissenting Payments, or (ii) for a breach of the representations and warranties set forth in Section 2.1, Section 2.2, Section 2.4, Section 3.1, Section 3.2 and Section 3.4.

(b)           The amount of any Consonus Losses or STI Losses, as the case may be, shall be net of any actual recovery (whether by way of payment, discount, credit, off-set, counterclaim or otherwise) received from a third party (including any insurer) less any reasonable cost associated with receiving such recovery in respect of a claim made by the applicable Indemnified Party (a “Claim”) with respect thereto. To the extent that insurance or other form of recovery or reimbursement from a third party is available to the Indemnified Party to cover any item for which a Claim has been made hereunder, the party suffering the Loss shall use its commercially reasonable efforts to effect recovery under applicable insurance policies and warranties and otherwise pursue to conclusion available remedies or causes of action to recover the amount of its Claim as may be available from such other party.

7.4          Exclusive Remedy.

(a)           Except for acts of fraud, (i) the indemnification obligations of the Consonus Holders set forth in Section 7.2(a) and (b) shall not exceed the amount of the Consonus Escrow Fund (ii) the indemnification obligations of the STI Holders set forth in Section 7.2(a) and (c) shall not exceed the amount of the STI Escrow Fund, (iii) the Consonus Escrow Fund and the STI Escrow Fund shall be the exclusive security for the indemnity obligations of the Consonus Holders and STI Holders, respectively, and (iii) the exclusive remedy for any the Company Indemnified Party against any Consonus Holder or STI Holder in connection with this Agreement shall be to make a Claim against (x) the Consonus Escrow Fund, with respect to the Consonus Holders, and (y) the STI Escrow Fund, with respect to the STI Holders, in accordance with and pursuant to this Article VII and the respective Escrow Agreement.

(b)           Solely for purposes of satisfaction of Consonus Related Losses or STI Related Losses, as the case may be, under this Article VII, and for no other reason, the value of one share of the Company Common Stock shall be equal to $9.50. Any recovery that is made from the Consonus Escrow Fund and STI Escrow Fund, as the case may be, pursuant to this Article VII shall be made in the Company Common Stock on a pro rata basis among the Consonus Holders or STI Holders, as applicable, in accordance with the Payment Schedules. Any shares of the Company Common Stock that are paid in respect of Consonus Losses or STI Losses shall be returned to the treasury of the Company.

7.5          Escrow; Escrow Fund.

(a)           Escrow Agent. Branch Banking and Trust Company or such other escrow agent selected by Consonus prior to Closing and reasonably acceptable to STI (the “Escrow Agent”), shall hold, release and perform other tasks related to the Escrow Shares pursuant to the provisions of the Escrow Agreements.

(b)           Escrow Expiration Date. The Consonus Escrow Fund and the STI Escrow Fund shall remain in place for a period of one (1) year from the Closing Date (the “Escrow Expiration Date”). On the Escrow Expiration Date, the remaining amount of each of the Consonus Escrow Fund and the STI Escrow Fund, respectively, shall promptly be delivered to the Consonus Holders and STI Holders, respectively, in accordance with the respective Payment Schedule; provided, however, that the escrow period shall not terminate with respect to any amount of the Consonus Escrow Fund or STI Escrow Fund that is subject to any then unresolved Claims specified in any Officer’s Certificate (as defined in Section 7.6(b)) delivered to the Escrow Agent and the respective Holders’ Agent on or prior to the Escrow Expiration Date with respect to facts and circumstances existing on or prior to the Escrow Expiration Date (each, an “Consonus Unresolved Claim” or a “STI Unresolved Claim”, as applicable). Promptly following resolution of each such Consonus Unresolved Claim or STI Unresolved Claim, as the case may be, and subject to satisfaction of any then outstanding but unpaid Agent Expenses (as defined in Section 7.9(b)) the Escrow Agent shall deliver the remaining portion of the Consonus Escrow Fund or the STI Escrow Fund, as the case may be, not required to satisfy such Claims, Agent Indemnity or Agent Expenses, to the Consonus Holders or the STI Holders, as the case may be, in accordance with the respective Payment Schedule.

7.6          Claims upon Escrow Fund.

(a)           Subject to the terms of this Agreement and the respective Escrow Agreement, the Indemnified Party shall give written notice of a Claim (a “Notice of Claim”) to the respective Consonus Holders’ Agent or the STI Holders’ Agent, as applicable, with a copy to the Escrow Agent, promptly after the Indemnified Party becomes aware of the existence of any reasonably likely potential Claim. The Indemnified Party may submit a Notice of Claim at any time during the period commencing with the Effective Time and ending on the Escrow Expiration Date, but shall not be permitted to bring a Notice of Claim at any time after the Escrow Expiration Date (and any delivery or attempted delivery of a Notice of Claim after the Escrow Expiration Date shall be void and of no force or effect). Notwithstanding anything contained herein to the contrary, any Claims for Consonus Related Losses or STI Related Losses, as the case may be (collectively, “Losses”), specified in any Notice of Claim delivered to the respective Holders’ Agent prior to expiration of the Escrow Expiration Date shall remain outstanding until such Claims for Losses have been resolved or satisfied, notwithstanding the passage of the Escrow Expiration Date. Until the Escrow Expiration Date, no delay on the part of the Indemnified Party in delivering a Notice of Claim shall relieve any Consonus Holder or STI Holder (each an “Indemnifying Party”) from any of its respective obligations under this Article VII unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

(b)           With respect to Claims made against an Escrow Fund, upon receipt by the Escrow Agent on or before the Escrow Expiration Date of a certificate signed by any officer of an Indemnified Party (an “Officer’s Certificate”) stating that Losses exist and specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid or the Loss was suffered, the nature of the misrepresentation, or breach of warranty or covenant to which such Loss is related, the Escrow Agent shall, subject to the provisions of Sections 7.7 and 7.8 below, deliver to the Company out of the Consonus Escrow Fund, or the STI Escrow Fund, as applicable, as promptly as practicable, Escrow Shares having a value (determined pursuant to Section 7.4(b) hereof) equal to such Losses, in accordance with the Escrow Agreement and this Article VII. The Company, Consonus or STI, as applicable, will simultaneously with the delivery of the Officer’s Certificate to the Escrow Agent, deliver a copy thereof to the Consonus Holders’ Agent or STI Holders’ Agent, as applicable.

7.7          Objections to Claims. For a period of forty-five (45) days after such delivery to the Escrow Agent and the respective Holders’ Agent of an Officer’s Certificate, the Escrow Agent shall make no delivery of respective Escrow Shares pursuant to Section 7.6(b) hereof unless the Escrow Agent shall have received written authorization from the respective Holders’ Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the respective Escrow Shares from the applicable Escrow Fund in accordance with Section 7.6(b) hereof, provided that no such payment or delivery may be made if the respective Holders’ Agent objects in a written statement to the Claim made in the Officer’s Certificate, and such statement has delivered to the Escrow Agent and to the Company Consonus, or STI, as applicable, prior to the expiration of such forty-five (45) day period.

7.8           Resolution of Conflicts; Arbitration.

(a)           In case either the Consonus Holders’ Agent or STI Holders’ Agent, as the case may be, shall so object in writing to any Claim by an Indemnified Party made in any Officer’s Certificate delivered pursuant to Section 7.6, the Company shall have forty-five (45) days after receipt by the Escrow Agent of such an objection to respond in a written statement to the objection of such Holders’ Agent. If after such forty-five (45) day period there remains a dispute as to the Claim, such Holders’ Agent and a representative of the Indemnified Party shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to the Claim. If such Holders’ Agent and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the respective Escrow Shares from the applicable Escrow Fund in accordance with the terms thereof.

(b)           If no such agreement can be reached after good faith negotiation, either the Indemnified Party or such Holders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one (1) independent arbitrator in New York, New York, as mutually agreed upon by the Indemnified Party and such Holders’ Agent. In the event that within thirty (30) days after submission of any dispute to arbitration, the Indemnified Party and such Holders’ Agent cannot mutually agree on one (1) arbitrator, the Indemnified Party and such Holders’ Agent shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third (3rd) arbitrator. The arbitration shall be administered by and in accordance with the then-existing Rules of Practice and Procedure of JAMS/Endispute. Notwithstanding anything to the contrary contained herein, the arbitrator (or arbitrators) shall apply and follow all applicable legal requirements in making his or her decision. The decision of the arbitrator (or arbitrators) as to the validity and amount of the disputed Claim shall be binding and conclusive upon the parties to this Agreement (and not subject to appeal), and notwithstanding anything in Section 7.7 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make, withhold or distribute payments out of the applicable Escrow Fund in accordance therewith.

(c)           Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. For purposes of this Section 7.8(c), in any arbitration hereunder in which the amount thereof stated in the Officer’s Certificate is at issue, the Indemnified Party shall be deemed to be the non-prevailing party, unless the arbitrators award the Indemnified Party more than one-half (1/2) of the amount in dispute; in which case, the applicable

Indemnifying Parties shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of JAMS/Endispute and the expenses, including without limitation, attorneys’ fees and costs, reasonably incurred by the other party to the arbitration. If the applicable Indemnifying Parties are deemed to be the non-prevailing party, such expenses and fees shall be paid first, from the respective Escrow Shares held in the applicable Escrow Fund on behalf of the applicable Indemnifying Parties (to the extent that such Escrow Shares are not otherwise required to satisfy any Losses), and second, by the Indemnified Party.

7.9           Holders’ Agents.

(a)           (i)            By approval of this Agreement by the required vote of the holders of Consonus capital stock, the Consonus Holders shall be deemed (A) to have constituted and appointed KLI to serve as the agent, proxy and attorney-in-fact (the “Consonus Holders’ Agent”) for and on behalf of the Consonus Holders for all purposes of this Article VII and the Consonus Escrow Agreement to take such action and to exercise such powers under this Agreement and the Consonus Escrow Agreement as are delegated to the Consonus Holders’ Agent by the terms hereof, together with such powers as are reasonably incidental thereto, including the power to take any action, or refrain from taking any action, in his, her or its sole and absolute discretion as to any matter that may arise under this Agreement or the Consonus Escrow Agreement as to which the Consonus Holders are not given express authority hereunder and (B) to have agreed that such agency and proxy are coupled with an interest and, therefore, are irrevocable without the consent of the Consonus Holders’ Agent, shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Consonus Holder and any such revocation shall be effective only after written notice thereof is received by the Company and the Surviving Corporations.

(ii)           By approval of this Agreement by the required vote of the holders of STI capital stock, the STI Holders shall be deemed (A) to have constituted and appointed Irvin J. Miglietta to serve as the agent, proxy and attorney-in-fact (the “STI Holders’ Agent,” and together with the Consonus Holders’ Agent, the “Holders’ Agent”) for and on behalf of the STI Holders for all purposes of this Article VII and the STI Escrow Agreement to take such action and to exercise such powers under this Agreement and the STI Escrow Agreement as are delegated to the STI Holders’ Agent by the terms hereof, together with such powers as are reasonably incidental thereto, including the power to take any action, or refrain from taking any action, in his, her or its sole and absolute discretion as to any matter that may arise under this Agreement or the STI Escrow Agreement as to which the STI Holders are not given express authority hereunder and (B) to have agreed that such agency and proxy are coupled with an interest and, therefore, are irrevocable without the consent of the STI Holders’ Agent, shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any STI Holder and any such revocation shall be effective only after written notice thereof is received by the Company and the Surviving Corporations.

(b)           Without limiting the foregoing, the Consonus Holders’ Agent and the STI Holders’ Agent shall have full power and authority to do each and every act and exercise any and all rights the Consonus Holders or STI Holders, respectively, are permitted or required to do or exercise under Article VII of this Agreement or the Escrow Agreements, as applicable, including, without limitation, (i) to give and receive notices and communications, (ii) to authorize delivery to the applicable Indemnified Party of the respective Escrow Shares from the respective Escrow Fund in satisfaction of Claims by such Indemnified Parties pursuant to this Article VII and the Escrow Agreements and to object to such deliveries, (iii) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such Claims against the applicable Escrow Fund, and (iv) to take all actions necessary or appropriate in the judgment of the Consonus Holders’ Agent or STI Holders’ Agent, as the case may be, for the accomplishment of the foregoing; provided, however, that in no case shall the respective Holders’ Agents be entitled to take any such action the effect of which would be to treat any Consonus Holder or STI Holder, as the case may be, disproportionately to any other Consonus Holder or STI Holder, as the case may be (in such capacity as a stockholder). In furtherance of their obligations hereunder, the Holders’ Agents are expressly authorized to retain accountants, legal counsel and other agents and may execute any of their duties under this Agreement by and through agents, and attorneys-in-fact.

(c)           Notices or communications to or from the Consonus Holders’ Agent or STI Holders’ Agent shall constitute notice to or from each Consonus Holder or STI Holder, as applicable. The Holders’ Agents shall have no duties or responsibilities except those expressly set forth herein. As to any matters not expressly provided for by this Agreement or the Escrow Agreements, each of the Holders’ Agents may exercise his, her or its discretion as aforesaid or may, at his, her or its sole option, take any action, or refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of the holders of a majority-in-interest of the applicable Escrow Fund, and such instructions shall be binding upon all Consonus Holders or STI Holders, as applicable; provided however, that no Holders’ Agent shall be required to take any action which, in such Holders’ Agent’s good faith judgment, exposes the Holders’ Agent to personal liability or which is contrary to this Agreement, the Escrow Agreement or applicable law.

(d)           The Holders’ Agents shall not be liable for any act done or omitted hereunder as Holders’ Agents while acting in good faith and in the exercise of reasonable judgment, and the fact that any act was done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith; provided, however, that nothing contained herein shall relieve any Holders’ Agent from liability arising out of his, her or its own fraud, gross negligence or bad faith. The Consonus Holders and STI Holders shall severally indemnify their respective Holders’ Agent and hold him, her or it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of such Holders’ Agent arising out of or in connection with the acceptance or administration of his, her or its duties hereunder and under the respective Escrow Agreement (the “Agent Indemnity”); provided, however, that no Consonus Holder or STI Holder shall have personal liability for such indemnification and the Holders’ Agent’s sole recourse for such amounts shall be to the applicable Escrow Fund. No bond shall be required of the Holders’ Agents, and the Holders’ Agents shall receive no compensation for his, her or its services. Any out-of-pocket costs and expenses reasonably incurred by a Holders’ Agent in connection with actions taken by such Holders’ Agent pursuant to the terms of this Section 7.9 (including the hiring of legal counsel and the incurring of reasonable legal fees and costs) not to exceed $10,000 with respect to each Holders’ Agent (the “Agent Expenses”) will be paid to the Holders’ Agent from the respective Escrow Fund promptly following delivery by the Holders’ Agent to the Company (with a copy to the Escrow Agent) of a written request for payment of such Agent Expenses (which written request shall include reasonable documentation supporting such Agent Expenses).

(e)           Either of the Holders’ Agents may be removed at any time upon the written consent of the holders of a majority-in-interest of the applicable Escrow Fund; provided however, that a successor Holders’ Agent must be concurrently appointed by such holders, who shall promptly notify the Company, the Escrow Agent and the other Holders’ Agent, in writing, of such removal of the applicable Holders’ Agent and the appointment of a successor thereto. Either of the Holders’ Agents may resign and be discharged from his, her or its duties and obligations as a Holders’ Agent under this Agreement by giving a least thirty (30) days prior notice to either the Consonus Holders or the STI Holders, as applicable, the Company and the Escrow Agent. In the event of the resignation of one of the Holders’ Agents, until a successor Holders’ Agent has been appointed as provided herein, the resigning Holders’ Agent shall continue to perform his, her or its duties and obligations under this Agreement and may apply to a court of competent jurisdiction for the appointment of a successor Holders’ Agent. Within thirty (30) days after receiving notice from a resigning Holders’ Agent or after the death of a Holders’ Agent, holders of the applicable Escrow Fund (by agreement of the holders of a majority-in-interest of such Escrow Fund) shall appoint a successor Holders’ Agent and inform the Company, the Escrow Agent and the other Holders’ Agent, in writing, of the name of such successor. Any such successor Holders’ Agent shall execute a joinder to this Agreement and shall be entitled to all of the rights, and have all of the obligations, of the Holders’ Agents hereunder.

(f)            Each Holders’ Agent shall have reasonable access to information about Consonus, STI and the Company and the reasonable assistance of the Surviving Corporations’ and the Company’s officers, directors and employees for purposes of performing his, her or its duties and exercising his, her or its rights hereunder, provided that, any information received by a Holders’ Agent in performing his, her or its duties and exercising rights hereunder shall constitute Consonus’ Information or STI’s Information, as appropriate, and each Holders’ Agent hereby agrees to be bound to the confidentiality provisions of Section 4.3 of this Agreement with respect to any such information.

(g)           KLI hereby accepts the appointment contained herein and agrees to act as the Consonus Holders’ Agent and to discharge the duties and responsibilities of the Consonus Holders’ Agent pursuant to the terms hereof. Irvin J. Miglietta hereby accepts the appointment contained herein and agrees to act as the STI Holders’ Agent and to discharge the duties and responsibilities of the STI Holders’ Agent pursuant to the terms hereof.

7.10         Actions of a Holders’ Agent. A decision, act, consent or instruction of either the Consonus Holders’ Agent or the STI Holders’ Agent, as applicable, shall constitute a decision of all Consonus Holders or STI Holders, as applicable, for whom Escrow Shares are deposited in an Escrow Fund and shall be final, binding and conclusive upon each such holder, and the Escrow Agent, the Company and the other Holders’ Agent may rely upon any decision, act, consent or instruction of the applicable Holders’ Agent as being the decision, act, consent or instruction of each and every such Consonus Holder or STI Holder, as applicable. To the extent that either the Escrow Agent, the Company or the other Holders’ Agent acts in accordance with a decision, act, consent or instruction of a Holders’ Agent, the Escrow Agent, the Company and other Holders’ Agent are hereby relieved from any liability with respect to such act, to any Person, including the Consonus Holders and STI Holders.

7.11         Third Party Claims.

(a)           In the event that an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) that the Indemnified Party reasonably believes may result in a Claim against an Escrow Fund, the Indemnified Party shall promptly notify the respective Holders’ Agent of such Third Party Claim. If a Third Party Claim does not seek any equitable relief or relief other than the payment of money damages in an amount not in excess of the amount of the applicable Escrow Fund as to which no Unresolved Claims are pending, then such Holders’ Agent may, at its election, undertake and conduct the defense of such Third Party Claim at its sole cost and expense. The Indemnified Party shall be entitled, at its sole cost and expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim, and the applicable Holders’ Agent shall consult with the Indemnified Party regarding the strategy for defense of such claim, including with respect to the Holders’ Agent’s choice of legal counsel.

(b)           If the applicable Holders’ Agent does not so elect to undertake and conduct the defense of such Third Party Claim, the Indemnified Party may undertake the defense of and use all reasonable efforts to defend such Third Party Claim and shall consult with the applicable Holders’ Agent regarding the strategy for defense thereof.

(c)           In the event that the applicable Holders’ Agent shall exercise its right to undertake any such defense against any such Third Party Claim, the Indemnified Party shall cooperate with such Holders’ Agent in such defense and make available to the Holders’ Agent all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Holders’ Agent. Similarly, in the event the Indemnified Party is, directly or indirectly, controlling or participating in the defense against any such Third Party Claim, the Holders’ Agent shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Holders’ Agent’s possession or under its control relating thereto as is reasonably requested by the Indemnified Party.

(d)           No Third Party Claim may be settled by the applicable Holders’ Agent or the Indemnified Party, as the case may be, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

7.12         Voting Rights and Cash Distributions With Respect to Escrow Shares. All Escrow Shares shall be issued and outstanding on the books and records of the Company and shall appear thereon as held by the Escrow Agent as nominee for the Consonus Holders and STI Holders. The Consonus Holders and STI Holders shall retain full voting power over all Escrow Shares. Any cash dividends, dividends payable in securities or other distributions of any kind (but excluding any shares of the Company capital stock received upon a stock split or stock dividend), shall be promptly distributed by the Escrow Agent to the beneficial holder of the

Escrow Shares to which such distribution relates, by check mailed via first class mail, to the Holders at their addresses, and in the percentage interests set forth in the Escrow Agreement. Any shares of the Company capital stock received by the Escrow Agent upon a stock split made in respect of any securities in the Escrow Fund shall be added to their respective Escrow Fund and become a part thereof. The provisions of Article VII shall be adjusted to appropriately reflect any stock split or reverse stock split.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1           Termination. This Agreement may be terminated at any time prior to the Effective Time in the following manner:

(a)           by mutual written consents duly authorized by the Boards of Directors of Consonus and STI;

(b)           by either STI or Consonus, if: (i) the Closing shall not have occurred on or before January 2, 2007 (the “End Date”) (provided, that the right to terminate this Agreement under this clause (b)(i) shall not be available to any party whose action or willful failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement); or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Mergers shall have become final and nonappealable; or

(c)           by either party that receives a Superior Proposal following the procedure set forth in Section 5.2.

8.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void; provided, however, that the provisions of Section 4.3 (Confidentiality), Section 4.4 (Public Disclosure), Section 4.8 (Expenses), Section 4.17 (Break-up Fee), this Section 8.2 (Effect of Termination) and Article IX (General Provisions) shall remain in full force and effect and survive any termination of this Agreement. Nothing herein shall relieve any party from liability for any breach of this Agreement in the event the Mergers are not consummated.

8.3           Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX
GENERAL PROVISIONS

9.1           General. In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity or group of entities.

(a)           In this Agreement, except where otherwise provided, “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

(b)           In this Agreement, “Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

(c)           In this Agreement, “Consonus Principal Stockholder” means Knox Lawrence International, LLC, a Delaware limited liability company.

(d)           In this Agreement, “Copyrights” means all copyrights (including copyrights in software programs) and registrations and applications therefor, works of authorship, moral rights, database and design rights and mask work rights

(e)           In this Agreement, “Environmental Law” means any Law, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

(f)            In this Agreement, “Environmental Permit” means any Permit required by Environmental Laws for the operation of such company.

(g)           In this Agreement, “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

(h)           In this Agreement, “Intellectual Property” means all intellectual property rights owned or used by such party arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) Patents, (ii) Marks, (iii) Copyrights, (iv) Trade Secrets and (v) all Software and Technology of the Company.

(i)            In this Agreement, “Intellectual Property Licenses” means (i) any grant to another Person of any right to use any of the Intellectual Property, and (ii) any grant by another Person of a right to use such Person’s intellectual property rights included in the Intellectual Property.

(j)            In this Agreement, “IRS” means the Internal Revenue Service of the United States government.

(k)           In this Agreement, “Knowledge” means the actual or deemed knowledge of any of the executive officers or directors of such party. Any of the foregoing will be deemed to have knowledge if a prudent individual could reasonably be expected to discover or otherwise become aware of the fact or matter in the course of conducting a reasonable investigation of the fact or matter being represented and warranted.

(l)            In this Agreement, “Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

(m)          In this Agreement, “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

(n)           In this Agreement, “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

(o)           In this Agreement, “Marks” means all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

(p)           In this Agreement, any reference to a “Material Adverse Effect on Consonus” or a “Material Adverse Effect on STI”, as the case may be, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that is materially adverse to the business, assets, financial condition or results of operations of (x) Consonus, taken as a whole with its subsidiaries, or (y) STI, taken as a whole with its subsidiaries, as applicable; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on Consonus or a Material Adverse Effect on STI: (A) any Effect resulting from compliance with the terms and conditions of this Agreement; or (B) any Effect that results from changes affecting any of the industries as a whole in which (x) with respect to Consonus, Consonus or its subsidiaries operates generally, or (y) with respect to STI, STI or its subsidiaries operates generally, or the United States or worldwide economy generally (provided in each case that such Effect does not affect Consonus and its subsidiaries, or STI and its subsidiaries, as the case may be, in a materially disproportionate manner when compared to other similar businesses).

(q)           In this Agreement, “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

(r)            In this Agreement, “Patents” means all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon.

(s)           In this Agreement, “Permits” means any approvals, authorizations, consents, licenses, permits, or certificates of a Governmental Body.

(t)            In this Agreement, “Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to the other party; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the financial statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered and that are not resulting from a breach, default or violation by such company or any of its subsidiaries of any contract or Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated, and (v) Liens created in favor of lessors pursuant to the STI Personal Property Leases and the Consonus Personal Property Leases.

(u)           In this Agreement, “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency or political subdivision thereof).

(v)           In this Agreement, “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

(w)          In this Agreement, “STI Principal Stockholders” means Michael G. Shook, William M. Shook and Irvin J. Miglietta .

(i)            In this Agreement, “Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Consonus, STI or any of their Affiliates.

(x)            In this Agreement, “Taxes” means (i) any and all federal, state, local or foreign Taxes, charges, fees, imposts, levies or other assessments imposed by any Governmental Body, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated Taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clause (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

(y)           In this Agreement, “Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

(z)            In this Agreement, “Trade Secrets” means all discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of a company, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights, Marks or Patents.

(aa)         In this Agreement, “Treasury Regulations” and “Treas. Reg.” means the final and temporary regulations promulgated under and pursuant to the Code.

9.2           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the date of delivery, if delivered personally (ii) on the date of confirmation of receipt, if delivered by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or (iii) on the date of confirmation of receipt, if sent via facsimile to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)           if to STI or STI Merger Sub, to:

Strategic Technologies, Inc.
301 Gregson Drive
Cary, North Carolina 27511
Attention: Michael Shook

Facsimile No.: (919) 379-8000
Telephone No.: (919) 379-8100

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300

Raleigh, North Carolina 27607
Attention:              David L. Wilke, Esq.
Facsimile No.:       (919) 781-4865
Telephone No.:     (919) 781-4000

(b)           if to the Company, Consonus or CAC Merger Sub, to:

Consonus Acquisition Corp.
180 East 100 South
Salt Lake City, Utah 84111
Attention: Nana Baffour
Facsimile No.:       (801) 617-2980
Telephone No.:     (801) 617-2998

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
3290 Northside Parkway, N.W.
Suite 400
Atlanta, Georgia  30327
Attention:              Theodore I. Blum, Esq.
Facsimile No.:       (678) 553-2621
Telephone No.:     (678) 553-2620

9.3           Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.5           Schedules and Exhibits. All references to Schedules and Exhibits herein, unless otherwise stated, mean the schedules and exhibits attached to this Agreement.

9.6           Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, Schedules and Consonus Disclosure Schedule and STI Disclosure Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except the Mutual Nondisclosure Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties; and (c) are not intended to create any third party beneficiaries, except as expressly provided in Section 4.13 and Article VII. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.7           Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. Upon such determination that any such provision is illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable law.

9.8           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.9           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.

9.10         Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.11         Amendments. The parties hereto, acting with the consent of their respective Boards of Directors, if applicable, may cause any term of this Agreement to be amended at any time before or after approval and adoption of this Agreement by the Consonus and STI stockholders, by execution of an instrument in writing signed on behalf of STI and Consonus; provided, however, that after approval and adoption of this Agreement by the Consonus stockholders or STI stockholders, as the case may be, no amendment shall be made which requires further approval by such stockholders, without having first obtained such approval.

9.12         Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF CONSONUS, CAC MERGER SUB, STI, STI MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF CONSONUS, CAC MERGER SUB, STI, STI

MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signature page follows]

IN WITNESS WHEREOF, the Company, Consonus, STI, CAC Merger Sub, STI Merger Sub and the Holders’ Agents have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

CONSONUS ACQUISITION CORP.

By:	/s/Nana Baffour
Nana Baffour, Chairman

STRATEGIC TECHNOLOGIES, INC.

By:	/s/Michael G. Shook
Michael G. Shook, Chief Executive
Officer

CONSONUS TECHNOLOGIES, INC.

By:	/s/Nana Baffour
Nana Baffour, Chief Executive Officer

CAC MERGER SUB, INC.

By:	/s/Nana Baffour
Nana Baffour, President

[Signature Page to Action by Agreement of Merger and Plan of Reorganization]

STI MERGER SUB, INC.

By:	/s/Nana Baffour
Nana Baffour, President

CONSONUS HOLDERS’ AGENT

Knox Lawrence International, LLC

By:	/s/Nana Baffour
Nana Baffour, Managing Principal

STI HOLDERS’ AGENT

By:	/s/Irvin J. Miglietta
Irvin J. Miglietta

[Signature Page to Action by Agreement of Merger and Plan of Reorganization]

Exhibit A
Voting Agreements

1

Exhibit B
Certificate of Incorporation of the Company

2

Exhibit C
Bylaws of the Company

1

Exhibit D

Exchange Ratio Calculation

	CONSONUS		STI

FTM Target EBITDA		$3.2		$5.5

EV Multiple		11		7.5

EV		$35.2		$41.3

Debt	Questar	$4.0	GE	$24.0

			Sun	$2.0

			Loans from S/H	$1.0	(1)

Total Debt		$4.0		$27.0

Equity in Building		$2.0

Equity Value		$31.2		$16.3

Total Equity of the Company		$47.5

Exchange Ratio (Equity Value/Total Equity of Combined the Company)(2)		65.8%		34.2%

(1)          Represents the payment of approximately $400,000 of debt owed to certain STI Stockholders and the assumption of a tax liability of approximately $600,000 associated with the forgiveness of approximately $1,600,000 of debt owed to STI by certain STI Stockholders.

(2)          The Parties agreed to round the Exchange Ratio to be 65% Consonus and 35% STI.

1

Exhibit E-1
Form of Consonus Escrow Agreement

1

Exhibit E-2
Form of STI Escrow Agreement

1

Exhibit F
Michael Shook Employment Agreement

1

Exhibit G
William Shook Employment Agreement

1

Exhibit H
Form of Stockholders Agreement

1

Exhibit I
Form of Operating Agreement

1

Exhibit J
FIRPTA Certificate

1

Exhibit K
Executive Incentive Payments

President/CEO Bonus:

Upon the successful completion of an initial public offering and the payment in full of the GE Indebtedness, if Michael G. Shook is at such time still employed by STI and the Company as the Chief Executive Officer and/or President of each such entity, STI will provide as a bonus to Michael G. Shook, the lesser of (i) the forgiveness and cancellation of any amounts owed to STI pursuant to the Loan Agreement by and between STI and Michael G. Shook, effective April 17, 1998, as amended April 1, 2003 and March 31, 2005, in addition to a cash bonus in the minimum amount of $589,593 and maximum amount of $624,688 to be funded by the Consonus Principal Stockholder, or (ii) if applicable, the maximum amount allowed without causing excess Parachute Payments under Code Section 280G as determined by STI and Michael G. Shook’s accountants; provided however, that any reduction in the amount set forth in (i) shall be pro-rated as between the loan forgiveness and the cash bonus.

Executive Vice  of Sales & Marketing/Vice President of Sales and Marketing Bonus:

Upon the successful completion of an initial public offering and the payment of amounts owed by STI of the GE Indebtedness, if William M. Shook is at such time still employed by STI and the Company as the Executive Vice President of Sales & Marketing and/or Vice President of Sales & Marketing of each such entity, STI will provide as a bonus to William M. Shook, the lesser of (i) the forgiveness and cancellation of any amounts owed to STI pursuant to the Loan Agreement by and between STI and William M. Shook, effective April 17, 1998, as amended April 1, 2003 and March 31, 2005 in addition to a cash bonus in the minimum amount of $159,935 and maximum amount of $169,455 to be funded by the Consonus Principal Stockholder, or (ii) if applicable, the maximum amount allowed without causing excess Parachute Payments under Code Section 280G as determined by STI and William M. Shook’s accountants; provided however, that any reduction in the amount set forth in (i) shall be pro-rated as between the loan forgiveness and the cash bonus..

2